Exhibit 10.1

$75,000,000 TERM LOAN AGREEMENT

dated as of

January 31, 2013,

among

HORIZON LINES MERCHANT VESSELS, LLC,

as Guarantor,

HORIZON LINES ALASKA VESSELS, LLC,

as Borrower,

HORIZON LINES ALASKA TERMINALS, LLC,

as Guarantor,

The Lenders Party Hereto

and

U.S. BANK NATIONAL ASSOCIATION,

as Administrative Agent, Collateral Agent and Ship Mortgage Trustee

i

APPENDICES:

Appendix A	—	Commitments

SCHEDULES:

Schedule 1.1(a)	—	Land Use Agreements
Schedule 1.1(b)	—	Stipulated EBITDA
Schedule 1.2	—	Closing Date Perfection Actions
Schedule 1.3	—	Methodology
Schedule 3.4	—	Consents, Authorizations, Filings and Notices
Schedule 3.5	—	Conflicts
Schedule 3.12	—	Collective Bargaining Agreements
Schedule 3.17	—	Filing Locations
Schedule 3.21	—	Vessel Information
Schedule 5.5	—	Closing Date Insurance Requirements
Schedule 6.1	—	Financial Covenant

EXHIBITS:

Exhibit A	—	Form of Land Use Assignment Agreement
Exhibit B	—	Form of Bareboat Charter
Exhibit C	—	Form of Land Use Agreement Lease
Exhibit D	—	Form of Bareboat Charter Guaranty
Exhibit E	—	Form of Land Use Agreement Lease Guaranty
Exhibit F	—	Form of Guaranty
Exhibit G	—	Form of Control Agreement
Exhibit H	—	Form of Security Agreement
Exhibit I	—	Form of Lender Addendum
Exhibit J	—	Form of Note
Exhibit K	—	Form of Borrowing Notice
Exhibit L	—	Form of Assignment and Assumption Agreement
Exhibit M	—	Form of Compliance Certificate
Exhibit N	—	Form of Solvency Certificate
Exhibit O	—	Form of Closing Certificate
Exhibit P	—	Form of Horizon Party Agreement
Exhibit Q	—	Consolidated Horizon Alaska Route EBITDA Chart
Exhibit R	—	Form of Letter of Undertaking
Exhibit S	—	Form of Perfection Certificate
Exhibit T-1	—	Scope of Opinion of New York and Alaska Counsel under 5.11(b)
Exhibit T-2	—	Scope of Opinion of New York and Alaska Counsel under 5.11(c)
Exhibit U	—	Form of Assignment of Insurances
Exhibit V	—	Form of Leasehold Deed of Trust
Exhibit W	—	Form of Assignment of Leases and Agreements

v

TERM LOAN AGREEMENT dated as of January 31, 2013 (this “Agreement”), among HORIZON LINES MERCHANT VESSELS, LLC, a Delaware limited liability company (“Holdings SPE”), HORIZON LINES ALASKA VESSELS, LLC, a Delaware limited liability company, (the “Borrower”), HORIZON LINES ALASKA TERMINALS, LLC, a Delaware limited liability company (“Land Use SPE”), the LENDERS party hereto from time to time and U.S. BANK NATIONAL ASSOCIATION, not in its individual capacity, but solely as Administrative Agent, Collateral Agent and Ship Mortgage Trustee (together with its successors and assigns, in such capacities, the “Administrative Agent”, “Collateral Agent” and “Ship Mortgage Trustee”, respectively).

W I T N E S S E T H:

WHEREAS, (i) Holdings SPE is a newly-formed, direct subsidiary of Horizon Lines of Alaska, LLC (“Horizon Lines of Alaska” or Land Use Lessee”) and (ii) the Borrower and Land Use SPE are each a newly-formed direct subsidiary of Holdings SPE;

WHEREAS, the Borrower has requested that the Lenders make, and the Lenders have agreed to make, term loans on the Closing Date in the principal amount of Seventy-Five Million Dollars ($75,000,000) (together with $750,000 principal amount of additional term loans in satisfaction of the Closing Fee (as hereinafter defined)), subject to the terms and conditions of this Agreement;

WHEREAS, the Borrower shall use the proceeds of the Loans to purchase the Acquired Vessels pursuant to (i) that certain Sale and Purchase Agreement dated as of January 31, 2013 (the “Horizon Anchorage Vessel Purchase Agreement”), for the purchase of the U.S. flag D-7 class containership HORIZON ANCHORAGE (Official No. 910306), between U.S. Bank National Association (the “Bank”), not in its individual capacity but solely as Owner Trustee (the Bank in its capacity as the Owner Trustee, the “Anchorage Seller”) under a Trust Agreement, dated July 15, 1987, between the Bank and Trident Marine Trust, a Delaware trust, and the Borrower, (ii) that certain Sale and Purchase Agreement dated as of January 31, 2013 (the “Horizon Kodiak Vessel Purchase Agreement”), for the purchase of the U.S. flag D-7 class containership HORIZON KODIAK (Official No. 910308), between the Bank, not in its individual capacity but solely as Owner Trustee (the Bank in its capacity as such Owner Trustee, the “Kodiak Seller”) under a Trust Agreement, dated July 15, 1987, between the Bank and Trident Marine Trust, a Delaware trust, and the Borrower, and (iii) that certain Sale and Purchase Agreement dated as of January 31, 2013 (the “Horizon Tacoma Vessel Purchase Agreement”; collectively, the Horizon Tacoma Vessel Purchase Agreement, the Horizon Anchorage Vessel Purchase Agreement and the Horizon Kodiak Vessel Purchase Agreement are referred to herein as the “Vessel Purchase Agreements”), for the purchase of the U.S. flag D-7 class containership HORIZON TACOMA (Official No. 910307), between the Bank, not in its individual capacity but solely as Owner Trustee (the Bank in its capacity as such Owner Trustee, the “Tacoma Seller”) under a Trust Agreement, dated July 15, 1987, between the Bank and Trident Marine Trust, a Delaware trust, and the Borrower;

WHEREAS, within the time period therefor set forth in this Agreement, the Borrower agrees that Land Use SPE shall be required to acquire all right, title and interest of Land Use Lessee and any other subsidiary of Parent having an interest in, to or under the Land Use Agreements pursuant to an assignment and assumption agreement substantially in the form of Exhibit A hereto or otherwise in form acceptable to the Supermajority Lenders (such acceptance not to be unreasonably withheld or delayed) (collectively the “Land Use Assignment Agreement”);

WHEREAS, the Borrower shall charter the Acquired Vessels to Horizon Lines, LLC (the “Vessel Lessee”) pursuant to that certain Bareboat Charter, dated as of the date hereof, between the Borrower and the Vessel Lessee in the form of Exhibit B hereto or otherwise acceptable to the Supermajority Lenders (the “Bareboat Charter”);

WHEREAS, from after the effectiveness of the transfers under the Land Use Assignment Agreement Land Use SPE shall lease or sublicense the rights under the Land Use Agreements to Land Use Lessee pursuant to the Land Use Agreement Lease Agreement, substantially in the form of Exhibit C hereto or otherwise acceptable to the Supermajority Lenders (such acceptance not to be unreasonably withheld or delayed) (the “Land Use Agreement Lease”);

WHEREAS, substantially simultaneously with the making of the Loans, Horizon Lines, LLC will receive Twenty Million Dollars ($20,000,000) in principal amount of senior secured term loans (the “$20 Million Facility”) pursuant to the terms of that certain Term Loan Agreement, dated as of the date hereof (the “$20 Million Loan Agreement”), among Horizon Lines, LLC, the lenders party thereto and U.S. Bank National Association, as administrative agent, collateral agent and ship mortgage trustee, and the proceeds of the loans under the $20 Million Facility will be made available to Holdings SPE and the Borrower as capital contributions;

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

SECTION 1.DEFINITIONS

1.1 Defined Terms. As used in this Agreement, the terms listed in this Section shall have the respective meanings set forth in this Section.

“ABL Credit Agreement”: the Credit Agreement , dated as of October 5, 2011, among the Parent, Horizon Lines, LLC, the lenders party thereto and Wells Fargo Capital Finance, LLC, as administrative agent, as in effect on the Closing Date, and as it may be amended, restated, supplemented or otherwise modified from time to time.

“Acquisition”: the acquisition of the Acquired Vessels pursuant to the Vessel Purchase Agreements.

“Acquired Vessels”: each of the vessels listed on Schedule 3.21.

“Accounting Changes”: as defined in Section 9.16.

“Administrative Agent”: as defined in the preamble hereto.

“Affiliate”: as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly to direct or cause the direction of the management and policies of such Person, in either case whether by contract or otherwise.

“Agent-Related Persons”: each of the Administrative Agent, the Collateral Agent and the Ship Mortgage Trustee together with its Related Parties.

“Agents”: the collective reference to the Collateral Agent, the Ship Mortgage Trustee and the Administrative Agent.

“Agreed Purposes”: as defined in Section 9.14.

“Agreement”: this $75,000,000 Term Loan Agreement, as amended, restated, amended and restated, supplemented, waived and/or otherwise modified from time to time.

“Annual Budget”: as defined in Section 5.2(a)(ii).

“Approved Fund”: as defined in Section 9.6(b).

“Article 9 Collateral”: as defined in Section 5.15

“Asset Sale”: (a) any Disposition (or series of related Dispositions) of Property by any Loan Party (other than any such Disposition permitted by clauses (a), (c), (e), (f), (g), (h), (i) and/or (j) of the definition of Permitted Disposition), in any case which yields Net Cash Proceeds to Holdings SPE, the Borrower or any Subsidiary (valued at the then current principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at fair market value in the case of other non-cash proceeds) in excess of $100,000 for such Disposition (or series of related Dispositions) and (b) in the case of the Borrower or Land Use SPE, the issuance or sale of any shares of such Loan Party’s Capital Stock to any Person yielding Net Cash Proceeds in excess of $100,000.

“Assignee”: as defined in Section 9.6(b).

“Assignment and Assumption”: an Assignment and Assumption, substantially in the form of Exhibit L hereto.

“Assignment of Insurances”: an assignment of all marine insurances covering the Acquired Vessels in the form attached as Exhibit U.

“Assignment of Leases and Agreements”: Collateral Assignment of Leases and Agreements between Land Use SPE and the Collateral Agent, in substantially the form of Exhibit W hereto or otherwise in form acceptable to the Supermajority Lenders (such acceptance not to be unreasonably withheld or delayed), as it may be amended, restated, supplemented or otherwise modified from time to time.

“Bank”: as defined in the preamble hereto.

“Bankruptcy Code”: the Federal Bankruptcy Reform Act of 1978 (11 U.S.C. §101, et seq.), as amended and in effect from time to time and the regulations issued from time to time thereunder.

“Bareboat Charter”: as defined in the preamble hereto.

“Bareboat Charter Guarantor”: (i) initially, Parent, Horizon Lines Holding Corp., Hawaii Stevedores, Inc. Horizon Lines of Puerto Rico, Inc., Horizon Lines of Alaska, LLC, Horizon Lines of Guam, LLC, Horizon Lines Vessels, LLC, H-L Distribution Service, LLC, Horizon Logistics, LLC, Aero Logistics, LLC, Sea-Logix, LLC and Horizon Services Group, LLC, and (ii) any other subsidiary of Parent which as of the date hereof or at any time thereafter guarantees any Material Indebtedness of Horizon Lines, LLC (including the Indentures and the ABL Credit Agreement).

“Bareboat Charter Guaranty”: the Guaranty, dated as of the date hereof, of the Bareboat Charter Guarantors in favor of the Borrower, in the form of Exhibit D hereto, as it may be amended, restated, supplemented or otherwise modified from time to time.

“Beneficial Owner” as defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Benefited Lender”: as defined in Section 9.7(a).

“Board”: the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Board of Directors”:

(a) with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(b) with respect to a partnership, the board of directors of the general partner of the partnership;

(c) with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and

(d) with respect to any other Person, the board or committee of such Person serving a similar function.

“Borrower”: as defined in the preamble hereto.

“Borrower Collateral Account”: the deposit account of the Borrower maintained at JPMorgan Chase Bank, N.A. pursuant to Section 5.13, and any successor account.

“Business”: the Alaska trade route business and any services, activities or businesses incidental or directly related or similar to such business engaged in by any Loan Party as of the Closing Date or any business or business activity that is a reasonable extension, development or expansion thereof or ancillary thereto.

“Business Day”: a day other than a Saturday, Sunday or other day on which commercial banks in New York City or Wilmington, Delaware are authorized or required by law to close.

“Capital Lease Obligations”: as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, to the extent such obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP (subject to Section 9.16 hereof) and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Capital Stock”: any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, and any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

“Cash Equivalents”: (a) direct obligations issued by, or unconditionally guaranteed by, the United States government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of one year or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $250,000,000; (c) commercial paper rated at least A-2 by S&P or P-2 by Moody’s, or carrying an equivalent rating by a nationally recognized rating agency if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within one year from the date of acquisition; (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days with respect to securities satisfying the criteria in clauses (a) or (b) above; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s; (f) securities with maturities of one year or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; (g) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of any of clauses (a) through (f) of this definition; (h) marketable short-term money market and similar funds either (x) having assets in excess of $500,000,000 or (y) having a rating of at least A-2 or P-2 from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized rating agency); or (i) other short-term investments utilized by Non-US Subsidiaries in accordance with the normal investment practices for cash management in investments of a type analogous to the foregoing.

“Certificated Security”: as defined in the Security Agreement.

“Change of Control”: the occurrence of any of the following:

(a) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger, amalgamation or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of Parent and its Subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act);

(b) the adoption of a plan relating to the liquidation or dissolution of Parent or any Loan Party (other than a plan of liquidation of Parent that is a liquidation for tax purposes only);

(c) the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any “person” (as defined in clause (1) above) becomes the Beneficial Owner, directly or indirectly, of more than 50% of the voting Stock of the Parent, measured by voting power rather than number of shares;

(d) Parent consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, Parent, in any such event pursuant to a transaction in which any of the outstanding voting Stock of Parent or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the voting Stock of Parent outstanding immediately prior to such transaction constitutes or is converted into or exchanged for a majority of the outstanding shares of the voting Stock of such surviving or transferee Person (immediately after giving effect to such transaction);

(e) the first day on which a majority of the members of the Board of Directors of Parent or the Borrower, are not Continuing Directors;

(f) Holdings SPE shall fail to own directly 100% of the Capital Stock of the Borrower;

(g) a “Change of Control” occurs under the Indentures, each as in effect on the Closing Date;

(h) Parent shall fail to own, directly or indirectly, 100% of the Capital Stock of Holdings SPE; or

(i) Neither Borrower nor Holdings SPE shall own directly 100% of the Capital Stock of Land Use SPE.

“Chattel Paper”: as defined in the Security Agreement.

“Claims”: any actions, suits, orders, decrees, demands, demand letters, claims, liens, notices of noncompliance, violation or potential responsibility or investigation (other than internal reports prepared by any Loan Party (a) in the ordinary course of such Person’s business or (b) as required in connection with a financing transaction or an acquisition or disposition of real estate) or proceedings.

“Closing Date”: the date on which the conditions precedent set forth in Section 4 shall have been satisfied or waived and the initial Loans hereunder shall be funded, which date is January 31, 2013.

“Closing Date Perfection Actions”: the actions set forth on Schedule 1.2.

“Closing Fee”: as defined in Section 2.5(a).

“Code”: the Internal Revenue Code of 1986, as amended from time to time.

“Collateral”: as defined in the Security Agreement.

“Collateral Account”: the Borrower Collateral Account, the Land Use SPE Collateral Account and the Holdings SPE Collateral Account, as applicable.

“Commitment”: as to any Lender, the obligation of such Lender, if any, to make a Loan to the Borrower in a principal amount not to exceed the amount set forth opposite such Lender’s name on Appendix A or under the heading “Commitment” opposite such Lender’s name on the Lender Addendum delivered by such Lender, or, as the case may be, in the Assignment and Assumption pursuant to which such Lender became a party hereto. The original aggregate amount of the Commitments is $75,000,000.

“Committed Reinvestment Amount”: as defined in the definition of “Reinvestment Prepayment Amount”.

“Commonly Controlled Entity”: an entity, whether or not incorporated, that together with the Borrower is under common control or treated as a single employer within the meaning of Section 414 of the Code.

“Compliance Certificate”: a certificate duly executed by a Responsible Officer substantially in the form of Exhibit M.

“Confidential Information”: as defined in Section 9.14.

“Consolidated Horizon Alaska Route Business”: collectively, (a) the marine container shipping business of Parent and its Subsidiaries operating among the ports of Anchorage, Kodiak and Dutch Harbor, Alaska and Tacoma, Washington (including ocean moves between ports in Alaska for other shipping lines), (b) the terminal services and inland distribution businesses of Parent and its Subsidiaries (including rail, trucking, and warehousing operations) related to the aforementioned container shipping business, and (c) the non-transportation business of Parent and its Subsidiaries in Alaska consisting of vessel loading and unloading stevedoring services and agency services provided for third-party shippers, in each case substantially as such businesses described in clauses (a) through (c) are engaged in by Parent and its Subsidiaries (other than the Loan Parties) on the Closing Date.

“Consolidated Horizon Alaska Route EBITDA”: with respect to the Consolidated Horizon Alaska Route Business for any fiscal period, the sum (without duplication) of the amounts for such period corresponding to each of the line items set forth on Exhibit Q, it being understood and agreed that the amount of each such line item shall be (a) to the extent the description of such line item corresponds to an accounting term, determined in accordance with GAAP, (b) solely in the case of the line items referenced in the definition of “Methodology” below, calculated in accordance with the Methodology, and (c) except as otherwise set forth in clause (b), calculated solely with respect to the Consolidated Horizon Alaska Route Business; provided, however, for purposes of determining Consolidated Horizon Alaska Route EBITDA at any time prior to the delivery of financial statements for the fiscal quarter ending closest to December 31, 2013, Consolidated Horizon Alaska Route EBITDA shall be deemed to equal, for each fiscal quarter set forth on Schedule 1.1(b), the amount set forth on such Schedule corresponding to such fiscal quarter.

“Continuing Director”: as of any date of determination, any member of the Board of Directors of Parent or any Loan Party (as applicable) who:

(a) was a member of such Board of Directors on the later of the Closing Date and the date that is 24 months preceding such date of determination; or

(b) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.

“Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its Property is bound.

“Control Agreement”: as to any Collateral Account, a control agreement among the relevant Loan Party, the depository institution at which the deposit account covered thereby is maintained and the Collateral Agent, in each case in the form attached as Exhibit G hereto or such other form as is reasonably satisfactory to the Supermajority Lenders pursuant to which such depository institution confirms and acknowledges Collateral Agent’s security interest in such account, and agrees that the depository institution will comply with instructions originated by Collateral Agent as to disposition of funds in such account, without further consent by any Loan Party.

“Convertible Notes”: the 6.00% Series A Convertible Senior Secured Notes due 2017 and the 6.00% Series B Convertible Senior Secured Notes due 2017, in each case issued under the Convertible Notes Indenture, as amended, restated, supplemented or otherwise modified from time to time.

“Convertible Notes Indenture”: that certain Indenture, dated as of October 5, 2011, among Horizon Lines, Inc., certain of its Subsidiaries and U.S. Bank National Association, as Trustee and collateral agent, under which the Convertible Notes were issued.

“Debtor Relief Laws”: the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default”: any of the events specified in Section 7.1, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Default Rate”: as defined in Section 2.8(b).

“Designated Jurisdiction”: any country or territory to the extent that such country or territory itself is the subject of any Sanction.

“Disposition”: with respect to any Property, any effectively complete disposition thereof, including pursuant to a sale, sale and leaseback, assignment, conveyance or transfer (but in any event excluding any Restricted Payment). The terms “Dispose” and “Disposed of” shall have correlative meanings.

“Disqualified Capital Stock”: Capital Stock that (a) requires the payment of any dividends (other than dividends payable solely in shares of Qualified Capital Stock), (b) matures or is mandatorily redeemable or subject to mandatory repurchase or redemption or repurchase at the option of the holders thereof, in each case in whole or in part and whether upon the occurrence of any event, pursuant to a sinking fund obligation on a fixed date or otherwise (including as the result of a failure to maintain or achieve any financial performance standards) (other than upon payment in full of the Obligations as defined therein (other than indemnification and other contingent obligations not yet due and owing) or (c) are convertible or exchangeable, automatically or at the option of any holder thereof, into any Indebtedness, Capital Stock or other assets other than Qualified Capital Stock.

“Disqualified Person”: the persons specified in a letter dated as of the Closing Date by the Borrower to the Administrative Agent (the “Disqualified Person Letter”).

“Dollars” and “$”: dollars in lawful currency of the United States.

“Dollar Equivalent”: the amount of Dollars which would be realized by converting an alternative currency into Dollars in the spot market at the exchange rate quoted as of approximately 11:00 A.M. (London time) by the Administrative Agent two Business Days prior to the date on which a computation thereof is required to be made, to major banks in the interbank foreign exchange market for the purchase of Dollars for such alternative currency.

“Environmental Claims”: any and all Claims to the extent relating in any way to any Environmental Law or any permit issued, or any approval given, under any such Environmental Law, including, without limitation, (i) any and all Claims by Governmental Authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, (ii) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief relating to the presence, release or threatened release of Hazardous Materials or arising from alleged injury or threat of injury to health or safety (to the extent relating to human exposure to Hazardous Materials) or the environment including, without limitation, ambient air, surface water, groundwater, land surface and subsurface strata and natural resources such as wetlands, and (iii) any and all Claims by any third party regarding environmental liabilities or obligations assumed or assigned by contract or operation of law.

“Environmental Laws”: any applicable Federal, state, foreign or local statute, law, rule, regulation, ordinance, code and rule of common law now or hereafter in effect and in each case as amended, and any binding judicial or administrative interpretation thereof, including any binding judicial or administrative order, consent decree or judgment, relating to the protection of the environment, including, without limitation, ambient air, surface water, groundwater, land surface and subsurface strata and natural resources such as wetlands, or human health or safety (to the extent relating to human exposure to Hazardous Materials), or pollution by Hazardous Materials.

“Equity Funds”: cash contributions made to the capital of Holdings SPE, the proceeds of which are contributed by Holdings SPE to the capital of the Borrower.

“ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Event”: (i) a Reportable Event with respect to any Pension Plan, (ii) with respect to a Pension Plan, the failure to satisfy the minimum funding standard of Section 412 of the Code and Section 302 of ERISA, whether or not waived, or the failure to make any contribution to a Multiemployer Plan, (iii) the whole or partial termination of a Pension Plan, the filing under Section 4041(c) of ERISA of a notice of intent to terminate a Pension Plan, the commencement of proceedings by the PBGC to terminate a Pension Plan, or the occurrence of any event or condition which could reasonably be expected to constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, a Pension Plan or a Multiemployer Plan, (iv) a complete or partial withdrawal by Holdings SPE, the Borrower or any of their respective Commonly Controlled Entities from any Multiemployer Plan or written notification that a Multiemployer Plan is in Reorganization or Insolvent, and (v) a withdrawal by Holdings SPE, the Borrower or any of their respective Commonly Controlled Entities from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a “substantial employer” (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA, (vi) the creation of a Lien against any Pension Plan in favor of the PBGC or any similar Governmental Authority, (vii) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due, upon any Loan Party or any of their respective Commonly Controlled Entities, and (viii) the termination, liquidation, insolvency, winding up or reorganization of a Non-US Pension Plan or any event or condition having similar consequences as (i) through (vii) shall occur or exist with respect to a Non-US Pension Plan.

“E-System”: any electronic system, including Intralinks®, ClearPar® and SyndTrak® and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by the Administrative Agent, any of its Affiliates or agents or any other Person, providing for access to data protected by passcodes or other security system.

“Event of Default”: any of the events specified in Section 7.1; provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Exchange Act”: the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder.

“Excluded Taxes”: (a) any franchise Tax and income or other Tax imposed on (or measured by) net income by the United States, or by the jurisdiction under the laws of which any recipient of a payment hereunder is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits Taxes imposed by the United States or any similar Tax imposed by any other jurisdiction described in clause (a) above, (c) any Taxes imposed, deducted or withheld by reason of any present or former connection between the recipient and the jurisdiction imposing the Tax (other than on account of the execution, delivery, performance, filing, recording and enforcement of, and the other activities contemplated in, this Agreement and the other Loan Documents and Transaction Documents), (d) any Tax imposed by FATCA, (e) any withholding Tax that is imposed on amounts payable to a Lender or Participant at the time such Lender becomes a party to this Agreement, receives its participation or designates a new lending office, except to the extent (x) such Person was entitled, at the time of designation of a new lending office, to receive additional amounts from the Borrower with respect to such Tax pursuant to Section 2.10(a) and (y) in the case of a Participant, to the extent the Lender from which such participation was purchased was entitled to receive additional amounts pursuant to Section 2.10(a) and (f) any Taxes resulting from the failure of the Administrative Agent, a Lender or a Participant to comply with the requirements of Section 2.10(c).

“Facility”: the Commitments and the Loans.

“FATCA”: Sections 1471 through 1474 of the Code (or any amended or successor version that is substantively comparable), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Fee Loans”: Loans made pursuant to Section 2.1 in respect of the Closing Fee payable pursuant to Section 2.5(a).

“Financial Covenant”: the covenant set forth in Section 6.1.

“Free Cash”: on any date, unrestricted cash of the Loan Parties remaining on hand at the Loan Parties (and not distributed as a Restricted Payment pursuant to Section 6.6) solely from payments of Basic Hire (as defined in the Bareboat Charter) received from Vessel Lessee under the Bareboat Charter after the payment of amounts owed on the Loans. Free Cash shall not include the proceeds of Dispositions or cash from any other source.

“Funding Office”: the office specified from time to time by the Administrative Agent as its funding office by notice to the Borrower and the Lenders.

“GAAP”: generally accepted accounting principles in the United States as in effect from time to time, subject to the limitations on the application thereof set forth in Section 9.16.

“Governmental Authority”: any nation or government, any state, province or other political subdivision thereof and any governmental entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and, as to any Lender, any securities exchange and any self-regulatory organization (including the National Association of Insurance Commissioners).

“Guarantee Obligation”: as to any Person (the “guaranteeing person”), any obligation of the guaranteeing person guaranteeing or by which such Person becomes contingently liable for any Indebtedness, net worth, working capital earnings, leases, dividends or other distributions upon the stock or equity interests (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any Property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase Property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets or any Investment permitted under this Agreement. The amount of any Guarantee Obligation of any guaranteeing Person shall be deemed to be such guaranteeing Person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

“Guarantors”: the collective reference to Pledgor and Land Use SPE.

“Guaranty”: the Guaranty, dated as of the date hereof, of the Guarantors in favor of the Collateral Agent for the benefit of the Secured Parties, in the form of Exhibit F hereto, as it may be amended, restated, supplemented or otherwise modified from time to time.

“Guaranty Agreements”: collectively, the Guaranty, the Bareboat Charter Guaranty and the Land Use Agreement Lease Guaranty and any other guarantee delivered pursuant to the terms of this Agreement.

“Hazardous Materials”: (a) any petroleum or petroleum products, radioactive materials, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, and radon gas; (b) any chemicals, wastes, materials or substances defined as or included in the definition of “hazardous substances”, “hazardous waste”, “hazardous materials”, “extremely hazardous waste”, “restricted hazardous waste”, “toxic substances”, “toxic pollutants”, “contaminants”, or “pollutants”, or words of similar import, under any applicable Environmental Law; and (c) any other dangerous or deleterious chemical, waste, material or substance which is prohibited, limited or regulated by or with respect to which liability is imposed under any Environmental Law.

“Holdings SPE”: as defined in the preamble hereto.

“Holdings SPE Collateral Account”: the deposit account of Holdings SPE, if any, maintained pursuant to Section 5.13, and any successor account.

“Horizon Lines of Alaska”: as defined in the preamble hereto.

“Horizon Lines, LLC”: Horizon Lines, LLC, a Delaware limited liability company.

“Horizon Party”: Parent and each of its Subsidiaries (other than the Loan Parties).

“Horizon Party Agreement”: the Agreement, dated the date hereof, among the Parent, Vessel Lessee, the Bareboat Charter Guarantors and the Collateral Agent, in the form of Exhibit R hereto or such other form as is acceptable to the Lenders.

“Indebtedness”: of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of Property or services (other than (i) trade payables, accrued expenses, current accounts and similar obligations incurred in the ordinary course of such Person’s business and (ii) earn-outs and other contingent payments in respect of acquisitions except as and to the extent that the liability on account of any such earn-out or contingent payment appears in the liabilities section of the balance sheet of such Person), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to Property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such Property, in which case only the lesser of the amount of such obligation and the fair market value of such Property shall constitute Indebtedness), (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under a bankers acceptance, letter of credit or similar facilities, (g) all obligations of such Person in respect of Disqualified Capital Stock and (h) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (g) above.

“Indemnified Liabilities”: as defined in Section 9.5(a).

“Indemnified Taxes”: Taxes other than Excluded Taxes.

“Indemnitee”: as defined in Section 9.5(a).

“Indentures”: collectively, the Indenture, dated as of October 5, 2011, among Horizon Lines, LLC, certain Subsidiaries thereof and U.S. Bank National Association, as Trustee and collateral agent, under which the First-Lien Senior Secured Notes due 2016 were issued, and the Indenture, dated as of October 5, 2011, among Horizon Lines, LLC, certain Subsidiaries thereof and U.S. Bank National Association, as Trustee and collateral agent, under which the Second-Lien Senior Secured Notes due 2016 were issued, in each case as amended, restated, supplemented or otherwise modified from time to time.

“Insolvency”: with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Insolvency Proceeding”: with respect to any Person, (a) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshaling of assets for creditors, or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors; in each case in (a) and (b) above, undertaken under U.S. Federal, state or foreign law, including the Bankruptcy Code, by or against such Person.

“Insolvent”: pertaining to a condition of Insolvency.

“Instrument”: as defined in the Security Agreement.

“Intellectual Property”: the collective reference to all rights, title and interest in intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including, without limitation, (i) copyrights, database and design rights, whether or not registered or published, all registrations and recordations thereof and all applications in connection therewith, (ii) domain names, (iii) patents and patent applications, (iv) trademarks, service marks, trade names and other source or business identifiers and general intangibles of a like nature, together with the goodwill associated with any of the foregoing, along with all applications and registrations of any of the foregoing, (v) trade secrets, know-how and processes, (vi) all other intellectual property rights arising from or relating to technology, including, without limitation, software, computer programs, whether in source code or object code, databases and compilations of data, including any and all data and collections of data, whether machine readable or otherwise, descriptions, flow-charts, and all documentation, including user manuals and other training documentation related to the foregoing, and (vii) in each case under the foregoing (i) through (vi), including the right to receive all proceeds and damages therefrom.

“Interest Payment Date”: March 31, June 30, September 30 and December 31 of each year.

“Interest Rate”: 10.25% per annum.

“Investments”: as defined in Section 6.7.

“Land Use Agreements”: each of the agreements and permits set forth on Schedule1.1(a) hereto.

“Land Use Agreement Lease”: as defined in the preamble hereto.

“Land Use Agreement Lease Guarantor”: each Bareboat Charter Guarantor.

“Land Use Agreement Lease Guaranty”: Land Use Agreement Lease Guaranty of the Land Use Agreement Lease Guarantors in favor of Land Use SPE, in substantially the form of Exhibit E hereto or otherwise in form acceptable to the Supermajority Lenders (such acceptance not to be unreasonably withheld or delayed), as it may be amended, restated, supplemented or otherwise modified from time to time.

“Land Use Assignment Agreement”: as defined in the preamble hereto.

“Land Use SPE”: as defined in the preamble hereto.

“Land Use SPE Collateral Account”: the deposit account of Land Use SPE maintained at JPMorgan Chase Bank, N.A. pursuant to Section 5.13, and any successor account.

“Laws”: collectively, federal, state, local or foreign law, statute or ordinance, common law, or any rule, regulation, judgment, order, writ, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Authority.

“Leasehold Deed of Trust”: Leasehold Deed of Trust, Assignment of Rents, Security Agreement, and Fixture Filing between Land Use SPE and the Collateral Agent, in substantially the form of Exhibit V hereto or otherwise in form acceptable to the Supermajority Lenders (such acceptance not to be unreasonably withheld or delayed), as it may be amended, restated, supplemented or otherwise modified from time to time.

“Lender Addendum”: with respect to any initial Lender, a Lender Addendum, substantially in the form of Exhibit I, to be executed and delivered by such Lender on the Closing Date as provided in Section 9.19.

“Lender”: each Person identified on the signature pages hereof that has a Commitment of that holds a Loan and shall include any assignee made a party to this Agreement as a Lender pursuant to Section 9.6.

“Letter of Undertaking”: a letter of undertaking from the Vessel Lessee’s marine insurance broker confirming the placement of the marine insurances required by Section 5.5 (other than mortgagees’ interest insurance) and containing certain undertakings to the Lenders, in substantially the form of Exhibit R hereto.

“Lien”: any mortgage, deed of trust, pledge, hypothecation, collateral assignment, encumbrance, lien (statutory or other), charge or other security interest or any other security agreement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

“Loan”: as defined in Section 2.1 and, unless otherwise specified, shall include the Fee Loan.

“Loan Obligations”: all Obligations arising under or with respect to the Facility.

“Loan Documents”: the collective reference to this Agreement, the Guaranty, the Security Documents and any amendment, restatement, amendment and restatement, waiver, supplement and/or other modification to any of the foregoing.

“Loan Parties”: the Borrower, Land Use SPE and Holdings SPE.

“Loss Event”: any Event of Loss as defined in the Bareboat Charter.

“Material Adverse Effect”: a material adverse effect on (a) the business, assets, financial condition or results of operation of the Loan Parties or Parent and its subsidiaries (taken as a whole), (b) a material impairment of any Loan Party’s ability to perform their Obligations under the Loan Documents or Transaction Documents to which they are parties or of the Administrative Agent’s or the Lenders’ ability to enforce the Obligations or realize upon the Collateral, or (c) a material impairment of the enforceability or priority of the Administrative Agent’s Liens with respect to the Collateral as a result of an action or failure to act on the part of any Loan Party.

“Material Indebtedness”: with respect to any Person, Indebtedness of such Person with a principal amount in excess of $10,000,000; provided, that Material Indebtedness of any Horizon Party shall exclude Indebtedness with respect to the Convertible Notes, but shall include any other Indebtedness that would qualify as Material Indebtedness of such Horizon Party and which is accelerated as a result of an event of default under the Convertible Notes.

“Maturity Date”: September 30, 2016.

“Methodology”: the model methodology as set forth on Schedule 1.3.

“MOA”: the Municipality of Anchorage, Alaska.

“Moody’s”: Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“Multiemployer Plan”: any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any of its Commonly Controlled Entities has any obligation or liability, contingent or otherwise.

“Net Cash Proceeds”: in connection with any Asset Sale or Recovery Event of a Loan Party, the proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received) of such Asset Sale or Recovery Event received by any Loan Party, net of broker’s fees and commissions, attorneys’ fees, accountants’ fees, investment banking fees, consulting fees, amounts (including premiums or penalties, if any) required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset which is the subject of such Asset Sale or Recovery Event (other than any Lien pursuant to a Security Document) and other reasonable fees and expenses (including legal fees and expenses) actually incurred by the Loan Parties in connection therewith and net of Taxes paid or reasonably estimated to be payable by the Loan Parties as a result thereof and any escrow or reserve for any indemnification payments (fixed or contingent) attributable to seller’s indemnities and representations and warranties to purchaser in respect of the applicable Asset Sale undertaken by the Loan Parties or other liabilities in connection with such Asset Sale or Recovery Event (provided that upon release of any such escrow or reserve to a Loan Party, the amount released shall be considered Net Cash Proceeds).

“Non-US Pension Plan”: any Plan providing pension benefits to employees located primarily outside of the United States.

“Non-US Subsidiaries”: a Subsidiary organized in a jurisdiction outside of the United States.

“Note”: any promissory note evidencing any Loan.

“Obligations”: the unpaid principal of and interest on (including, without limitation, interest accruing after the maturity of the Loans and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans and all other obligations and liabilities of the Borrower to the Administrative Agent, the Collateral Agent, the Ship Mortgage Trustee or any Lender, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including, without limitation, all fees, charges and disbursements of counsel, agents and professional advisors to the Administrative Agent, the Collateral Agent, the Ship Mortgage Trustee or any Lender that are required to be paid by the Borrower pursuant hereto) or otherwise.

“Operating Agreement”: for each Loan Party, its limited liability company operating agreement as in effect on the Closing Date.

“PATRIOT Act”: the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“Parent”: Horizon Lines, Inc.

“Participant”: as defined in Section 9.6(i).

“PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

“Pension Plan”: any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA and is sponsored or maintained by the Borrower or any of its Commonly Controlled Entities or to which the Borrower or any of its Commonly Controlled Entities has any obligation or liability, contingent or otherwise.

“Percentages”: as to any Lender at any time, the percentage which the sum of such Lender’s Commitment then constitutes of the aggregate Commitments (or, at any time after the Closing Date, the percentage which the aggregate principal amount of such Lender’s Loans then outstanding constitutes of the aggregate principal amount of the Loans then outstanding).

“Permitted Dispositions”:

(a) any sales, abandonment, or other dispositions by the Vessel Lessee so long as the Vessel Lessee complies with its obligations with respect to such sale, abandonment or other disposition under the Bareboat Charter, including under Articles 5, 6 and 7 thereof,

(b) sales at arm’s length of inventory or damaged or abandoned or seized cargo to buyers in the ordinary course of business,

(c) the use or transfer or other Disposition of money or Cash Equivalents in a manner that is not prohibited by the terms of the Agreement or the other Loan Documents or the Transaction Documents,

(d) any involuntary condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, or confiscation or requisition of use of property, any Disposition pursuant to a settlement in respect of any condemnation proceeding, and any casualty to Property,

(e) the lapse of or abandonment of patents, trademarks and other intellectual property of any Loan Party to the extent such asset is not material to the conduct of their business,

(f) surrender or waiver of contractual rights and settlement or waiver of contractual or litigation claims in the ordinary course of business,

(g) Dispositions as a result of entering into the Bareboat Charter and the Land Use Agreement Lease,

(h) Investments in compliance with Section 6.7,

(i) Dispositions between the Land Use SPE and the Borrower, and

(j) Dispositions constituting Permitted Liens.

For the avoidance of doubt, no Loan Party may consensually Dispose of any Specified Asset other than by virtue of the Bareboat Charter and the Land Use Agreement Lease (except for Permitted Liens), provided, that the foregoing shall not be construed to prohibit Dispositions of fixed assets (other than the Acquired Vessels or any spare propeller owned by the Borrower) or other parts and equipment, whether or not attached or maintained on the Acquired Vessels, to the extent such Dispositions are Permitted Dispositions described in any of clauses (a) through (j) above.

“Permitted Indebtedness”:

(a) Indebtedness evidenced by this Agreement or the other Loan Documents or the Transaction Documents,

(b) endorsement of instruments or other payment items for deposit or collection,

(c) Indebtedness consisting of (i) unsecured guarantees incurred in the ordinary course of business with respect to surety and appeal bonds, performance bonds, bid bonds, appeal bonds, completion guarantee and similar obligations and (ii) unsecured guarantees arising with respect to customary indemnification obligations to purchasers in connection with Permitted Dispositions, in an aggregate amount for clauses (i) and (ii) not to exceed $500,000 at any time outstanding, and (iii) surety and other obligations incurred in the ordinary course of business in connection with workers’ compensation, social security, unemployment insurance and other like laws,

(d) Indebtedness incurred in the ordinary course of business under performance, surety, statutory, and appeal bonds not to exceed $500,000,

(e) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds, so long as such Indebtedness is covered within five Business Days and does not exceed $1,000,000 in the aggregate at any time outstanding, and

(f) Guarantee Obligations of any Loan Party in respect of Permitted Indebtedness.

“Permitted Investments”:

(a) Investments in cash and Cash Equivalents,

(b) accounts receivable, trade credit and advances made in connection with purchases of goods or services in the ordinary course of business,

(c) guarantees permitted under the definition of Permitted Indebtedness,

(d) prepaid expenses, and lease, utility, workers’ compensation and other deposits, if created, acquired or entered into in the ordinary course of business, and

(e) Investments by Holdings SPE in any of the Borrower and/or Land Use SPE, and Investments by Borrower and Land Use SPE in each other.

“Permitted Liens”: the following Liens, but not with respect to any Liens on the Specified Assets (other than as provided in clauses (a), (b), (i) and (l) below).

(a) Liens granted to, or for the benefit of, the Administrative Agent to secure the Obligations,

(b) Liens for unpaid taxes, assessments, or other governmental charges or levies that (i) are not yet delinquent, (ii) do not have priority over the Administrative Agent’s Liens and the underlying taxes, assessments, or charges or levies are the subject of Permitted Protests, or (iii) have priority by operation of applicable law, are the subject of Permitted Protests and, to the extent that (A) any Loan Party has knowledge of such Lien (other than an inchoate Lien) or (B) any Loan Party has received notice that the applicable Governmental Authority has recorded or filed such lien, in each case, such Loan Party shall have promptly notified the Administrative Agent of the existence of such Liens and the related taxes, assessments, charges or levies but in any event within 5 days of receipt of written notice of such recording or filing),

(c) statutory Liens arising in favor of warehousemen, landlords, carriers, mechanics, materialmen, laborers, or suppliers, incurred in the ordinary course of business and not in connection with the borrowing of money, and which Liens either (i) are for sums not yet delinquent, or (ii) are the subject of Permitted Protests,

(d) Liens on amounts deposited solely from Equity Funds or Free Cash to secure any Loan Party’s obligations in connection with worker’s compensation or other unemployment insurance, employee-loyalty and/or disability benefits, and/or casualty insurance or self-insurance,

(e) Liens on amounts deposited solely from Equity Funds of Free Cash to secure any Loan Party’s reimbursement obligations with respect to surety or appeal bonds obtained in the ordinary course of business, and Liens constituting the pledge of assets for the purpose of securing an appeal, stay or discharge in the course of any legal proceeding, not to exceed $500,000 in the aggregate at any one time outstanding, and Liens arising out of judgments, attachments or awards not resulting in a Default,

(f) licenses of patents, trademarks, copyrights, and other intellectual property,

(g) rights of setoff, bankers’ liens and other Liens upon deposit accounts, securities accounts or commodities accounts in favor of banks or other depository intermediary or brokerage institutions, solely to the extent incurred in connection with the maintenance of such deposit accounts, securities accounts or commodities accounts in the ordinary course of business,

(h) Liens on amounts deposited solely from Equity Funds or Free Cash in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods,

(i) Liens permitted by the Vessel Mortgage,

(j) Liens (incurred in the ordinary course not securing Indebtedness), easements and rights of way on or with respect to Real Property, not individually or in the aggregate interfering with the ordinary conduct of business of the Loan Parties at such Real Property,

(k) Liens on amounts deposited solely from Equity Funds to secure the performance of letters of credit in the ordinary course of business,

(l) Liens consisting of interests of the Vessel Lessee under the Bareboat Charter and the lessee under the Land Use Agreement Lease, and

(m) Liens on amounts deposited solely from Equity Funds or Free Cash to secure Liens imposed by law or lease, utility and other similar deposits.

“Permitted Protest”: the right of any Loan Party to protest any Lien (other than any Lien that secures the Obligations), Taxes or rental payment provided that (a) a reserve with respect to such obligation is established on such Loan Party’s or its Subsidiaries’ books and records in such amount as is required under GAAP and held in a segregated account subject to a Control Agreement and (b) any such protest is instituted timely and prosecuted diligently by such Loan Party or its Subsidiary, as applicable, in good faith.

“Person”: an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Pledged Securities”: as defined in the Security Agreement.

“Pledged Stock”: as defined in the Security Agreement.

“Property”: any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including, without limitation, Capital Stock.

“Qualified Capital Stock”: any Capital Stock that is not Disqualified Capital Stock.

“Recipient”: (a) the Administrative Agent, (b) any Lender and (c) the Borrower, as applicable.

“Recovery Event”: any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of any Loan Party, in an amount for each such event exceeding $100,000, but any Loss Event shall, in any event, constitute a Recovery Event.

“Register”: as defined in Section 9.6(b)(iv).

“Regulation U”: Regulation U of the Board as in effect from time to time.

“Reinvestment Deferred Amount”: with respect to any Reinvestment Event, the aggregate Net Cash Proceeds received by any Loan Party for its own account in connection therewith that are not paid to the Administrative Agent as a result of the delivery of a Reinvestment Notice.

“Reinvestment Event”: any Asset Sale or Recovery Event in respect of which a Loan Party has delivered a Reinvestment Notice provided that the maximum amount permitted to be reinvested under this Agreement pursuant to all Asset Sales (other than Recovery Events and any other Asset Sales the proceeds of which are proceeds of marine insurance) prior to the Maturity Date shall not exceed $1,000,000.

“Reinvestment Notice”: a written notice signed on behalf of the applicable Loan Party by a Responsible Officer stating that the applicable Loan Party (directly or indirectly through a Subsidiary or through Vessel Lessee) intends and expects to use all or a specified portion of the Net Cash Proceeds of an Asset Sale or Recovery Event to acquire or repair Vessel Related Assets or other assets useful with respect to the Acquired Vessels, to replace damaged or destroyed assets, or to reimburse Vessel Lessee for expenditures made by it to acquire or repair Vessel Related Assets or other assets useful with respect to the Acquired Vessels or to replace damaged or destroyed assets.

“Reinvestment Prepayment Amount”: with respect to any Reinvestment Event, the Reinvestment Deferred Amount relating thereto less any amount contractually committed prior to the relevant Reinvestment Prepayment Date to be expended thereafter (a “Committed Reinvestment Amount”), or actually expended prior to such date, in each case to acquire or repair Vessel Related Assets or other assets useful with respect to the Acquired Vessels or to replace damaged or destroyed assets, or to reimburse Vessel Lessee for expenditures made by it to acquire or repair Vessel Related Assets or other assets useful with respect to the Acquired Vessels or to replace damaged or destroyed assets.

“Reinvestment Prepayment Date”: with respect to any Reinvestment Event, the earlier of (i) the date occurring 90 days after delivery of the Reinvestment Notice with respect to such Reinvestment Event and (ii) with respect to any portion of a Reinvestment Deferred Amount, the date on which the applicable Loan Party shall have determined not to acquire or repair Vessel Related Assets or other assets useful with respect to the Acquired Vessels or to replace damaged or destroyed assets, or to reimburse Vessel Lessee for expenditures made by it to acquire or repair Vessel Related Assets or other assets useful with respect to the Acquired Vessels or to replace damaged or destroyed assets; provided that, pending such Reinvestment Event, any amounts received by a Loan Party to be so reinvested shall be deposited in one or more of the Collateral Accounts and be subject to a Lien in favor of the Collateral Agent for the benefit of the Secured Parties.

“Related Parties”: as to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, attorneys-in-fact, trustees, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Reorganization”: with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Reportable Event”: with respect to any Pension Plan, any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period has been waived by the PBGC in accordance with the regulations thereunder.

“Representatives”: as defined in Section 9.14.

“Required Insurance Amount”: as to the hull and machinery (including war risks and increased value) policies on any Acquired Vessel, on the Closing Date and at all times thereafter $40,000,000 (declining 8% annually at the beginning of each fiscal year of the Borrower, commencing in January 2015, provided that any such reduction that has not already occurred shall be deferred unless and until all Charter Hire (as defined in the Bareboat Charter) due on or prior thereto has been paid in full).

“Required Lenders”: at any time, Lenders holding more than 50% of the sum of the aggregate unpaid principal amount of the Loans then outstanding.

“Requirement of Law”: as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer”: the chief executive officer, president, chief financial officer (or similar title), chief operating officer, controller or treasurer (or similar title) of Holdings SPE or the Borrower, as applicable, or (with respect to Section 5.7) any Loan Party and, with respect to financial matters, the chief financial officer (or similar title) or treasurer (or similar title) of Holdings SPE or the Borrower, as applicable.

“Restricted Payments”: as defined in Section 6.6.

“S&P”: Standard & Poor’s Ratings Group, Inc., or any successor to the rating agency business thereof.

“Scheduled Principal Payment Date”: March 31, June 30, September 30 and December 31 of each year, commencing March 31, 2014.

“SEC”: the Securities and Exchange Commission (or successors thereto or an analogous Governmental Authority).

“Secured Parties”: collectively, the Lenders, the Administrative Agent, the Collateral Agent, the Ship Mortgage Trustee and any other holder from time to time of any of the Obligations (in their capacities as holders thereof) and, in each case, their respective successors and permitted assigns.

“Security Agreement”: the Security Agreement to be executed and delivered by each Loan Party, substantially in the form of Exhibit H hereto or otherwise in form acceptable to the Supermajority Lenders, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Security Documents”: the collective reference to the Security Agreement, the Vessel Mortgage, any Control Agreement and all other security documents (including, if and when delivered, the Leasehold Deed of Trust and the Assignment of Leases and Agreements) hereafter delivered to the Administrative Agent or the Collateral Agent purporting to grant a Lien on any Property of any Loan Party to secure the Obligations.

“Seller”: as defined in the preamble hereto.

“Ship Mortgage Trustee”: as defined in the preamble hereto.

“Ship Trust Document”: as defined in Section 10.1 hereof.

“Solvent”: with respect to any Person or consolidated group of Persons, taken as a whole (a “Group”), as of any date of determination, (a) the amount of the “fair value” of the assets of such Person or Group will, as of such date, exceed the amount of all “liabilities of such Person or Group, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person or Group is greater than the amount that will be required to pay the probable liability of such Person on its debts as such debts become absolute and matured, (c) such Person or Group is not engaged in business for which its Property would constitute an unreasonably small amount of capital with which to conduct its business and (d) such Person or Group will be able to pay its debts as they mature in the normal course of business. For purposes of this definition, (i) “debt” means liability on a “claim”, (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured and (iii) except as otherwise provided by applicable law, the amount of “contingent liabilities” at any time shall be the amount thereof which, in light of all the facts and circumstances existing at such time, can reasonably be expected to become actual or matured liabilities.

“Specified Assets”: each Loan Party’s interest in (i) the Acquired Vessels, (ii) all rights under the Land Use Agreements, (iii) each Collateral Account, (iv) the Vessel Related Assets, (v) all rights under the Land Use Agreement Lease and (vi) all rights under the Bareboat Charter.

“Specified Default”: any of the following: (i) failure to comply with Section 5.11(a) or 5.11(b), (ii) failure to comply with the Financial Covenant, (iii) repeal of the U.S. cabotage laws contained in 46 U.S.C. Chapter 551, as amended from time to time and any successor or replacement statutes, relating to the operation of U.S.-flag vessels in the U.S. coastwise trade (or amendment thereto which materially and adversely effects the value of the Acquired Vessels), (iv) acceleration of any Material Indebtedness of the Vessel Lessee or any Bareboat Charter Guarantor (including the Indentures and the ABL Credit Agreement but excluding the Convertible Notes (but including any other Indebtedness that would qualify as Material Indebtedness of the Vessel Lessee or any Bareboat Charter Guarantor and which is accelerated as a result of an event of default under the Convertible Notes)) and (v) the failure of the Bareboat Charter to constitute an operating lease under GAAP as in effect on the date hereof.

“Stipulated Loss Value”: as to any Acquired Vessel means the Stipulated Loss Value as to such Vessel set forth in the Bareboat Charter.

“Stock: shares of Capital Stock (whether denominated as common stock or preferred stock), beneficial, partnership or membership interests, participations or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity, whether voting or non-voting.

“Subsidiary”: as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a direct or indirect Subsidiary or Subsidiaries of Holdings SPE; provided that in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interest in the nature of a director’s “qualifying share” of the former Person shall be deemed to be outstanding.

“Supermajority Lenders”: at any time, Required Lenders; provided that so long as any Lender on the Closing Date (or Affiliate thereof) is a Lender, Required Lenders must include all such Lenders.

“Taxes”: any and all present or future taxes, levies, imposts, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Title Report”: either (a) the Commitment for Title Insurance issued by Fidelity Title Agency of Alaska under Order No. F-41589 regarding Lots 4A and 4A1, Port of Anchorage Subdivision, and Lots 5D-1, 5F-1, 6C-1 and 6D-1, Port of Anchorage Subdivision, Anchorage Recording District, Third Judicial District, State of Alaska, dated effective January 14, 2013, as cancelled and replaced with a Limited Liability Report issued by Fidelity Title Agency of Alaska and including any amendments, supplements, and date-down endorsements or amendments thereto; or (b) any limited liability report issued after the Closing Date by a reputable title insurance company regarding the Lots described in preceding clause (a) above, and any amendments, supplements, and date-down endorsements or amendments thereto.

“Transaction Documents”: the collective reference to the Bareboat Charter, the Bareboat Charter Guaranty, Land Use Agreement Lease Guaranty, the Land Use Assignment Agreement, the Land Use Lease Agreement, the Horizon Party Agreement and any amendment, restatement, amendment and restatement, waiver, supplement and/or other modification to any of the foregoing.

“Transactions”: (a) the Acquisition, (b) the transfer of the Land Use Agreements to Land Use SPE, the lease of the Land Use Agreements by Land Use Lessee, and the creation of the security interests in the Land Use Agreements to the extent required by and contemplated under this Agreement, and (c) the financing contemplated by this Agreement.

“Transferee”: any Assignee or Participant.

“Trust”: as defined in Section 10.7 hereof

“Trust Estate” as defined in Section 10.7 hereof.

“UCC”: as defined in the Security Agreement.

“Unasserted Obligations”: at any time, Obligations for taxes, costs, indemnifications, reimbursements, expenses, damages and other liabilities (except for the principal of and interest on, and fees relating to, the Loans) in respect of which no claim or demand for payment has been made or is reasonably expected to be made at such time.

“United States”: the United States of America.

“U.S. Citizen”: a Person that is a “citizen of the United States” within the meaning of 46 U.S.C. § 50501(a), (b) and (d), as amended, and any successor statute, duly qualified to own and operate U.S.-flag vessels with coastwise endorsements in the U.S. coastwise trade.

“Vessel Lessee”: as defined in the preamble hereto.

“Vessel Mortgage”: First Preferred Fleet Mortgage, dated as of the date hereof, by Borrower SPE in favor of the Ship Mortgage Trustee covering the Acquired Vessels.

“Vessel Purchase Agreements”: as defined in the preamble hereto.

“Vessel Related Assets”: with respect to any Acquired Vessel, such Acquired Vessel together with all appurtenances and all related spares and equipment, whether on board or on shore.

“Vessel Transaction Documents”: each of (i) the Vessel Purchase Agreements, (ii) upon effectiveness thereof, the Land Use Assignment Agreement, (iii) the Bareboat Charter, (iv) upon effectiveness thereof, the Land Use Agreement Lease, (v) the Bareboat Charter Guaranty, and (vi) upon effectiveness thereof, the Land Use Agreement Lease Guaranty.

1.2 Other Definitional Provisions.

(a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b) As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms relating to Parent and its Subsidiaries not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them in conformity with GAAP, (ii) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, and (iii) references to agreements or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated or otherwise modified from time to time. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to in Section 6 shall be made, without giving effect to any election under Statement of Financial Accounting Standards 159 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of any Loan Party or any Subsidiary of any Loan Party at “fair value.”

(c) The words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Annex, Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d) The term “license” shall include sub-license.

(e) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(f) Indebtedness. Indebtedness denominated in any currency other than Dollars shall be calculated using the Dollar Equivalent thereof as of the date of the financial statements on which such Indebtedness is reflected.

(g) Dollar Equivalents. The Administrative Agent shall determine the Dollar Equivalent of any amount as required hereby, and a determination thereof by the Administrative Agent shall be conclusive absent manifest error. The Administrative Agent may, but shall not be obligated to, rely on any determination made by any Loan Party or its Subsidiaries in any document delivered to the Administrative Agent. The Administrative Agent may determine or redetermine the Dollar Equivalent of any amount on any date upon the request of any Lender.

SECTION 2. AMOUNT AND TERMS OF COMMITMENTS

2.1 Commitments. Subject to the terms and conditions hereof, each Lender severally agrees to make a term loan (a “Loan”) in Dollars to the Borrower on the Closing Date in the amount of the Commitment of such Lender, except the amount of the Loan of each Lender shall be increased by the amount of the fee payable to such Lender pursuant to Section 2.5(a). The obligations of each Lender are several and not joint.

2.2 Procedure for Loan Borrowing. The Borrower shall give the Administrative Agent notice, substantially in the form of Exhibit K hereto (which notice must be received by the Administrative Agent not later than 10:00 A.M., New York City time, on the Closing Date), requesting that the Lenders make the Loans on the Closing Date and specifying (i) the aggregate principal amount to be borrowed and (ii) the requested Closing Date. Upon receipt of such borrowing notice the Administrative Agent shall promptly notify each Lender thereof. As soon as practicable on the Closing Date after satisfaction of the conditions specified in Section 4.1, each Lender shall make available to the Borrower to the following account an amount in immediately available funds equal to the Loan or Loans to be made by such Lender:

Bank Name: JPMorgan Chase

ABA #: 021-000-021

Account #: 496553491

Account Name: Horizon Lines Alaska Vessels, LLC

Bank Address: 1 Chase Manhattan Plaza, New York, NY 10005-1401

2.3 Scheduled Payment of Loans. The principal amount of the Loan of each Lender shall be payable in equal consecutive quarterly installments on each Scheduled Principal Payment Date, in an amount equal to 2.50% (increased to 3.75% if any Specified Default shall have occurred and be continuing at the time of such payment) of the Loans (excluding Fee Loans) funded on the Closing Date (as adjusted to reflect any preprepayments thereof in accordance with Section 2.9), with the remaining unpaid balance thereof payable on the Maturity Date.

2.4 Repayment of Loans. (a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of the appropriate Lender the principal amount of each outstanding Loan of such Lender made to the Borrower in installments in accordance with Section 2.3 (or on such earlier date on which the Loans become due and payable pursuant to Section 7.1). The Borrower hereby further agrees to pay interest on the unpaid principal amount of the Loans made to the Borrower from time to time outstanding from the date hereof until payment in full thereof at the rates per annum, and on the dates, set forth in Section 2.8.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Borrower to such Lender resulting from each Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(c) The Administrative Agent, on behalf of the Borrower, shall maintain and make available for inspection by the Borrower the Register pursuant to Section 9.6(b)(iv), and a subaccount therein for each Lender, in which shall be recorded (A) the amount of each Loan made hereunder and any Note evidencing such Loan, (B) the amount of any principal, interest and fees, as applicable, due and payable or to become due and payable from the Borrower to each Lender hereunder and (C) the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.

(d) The entries made in the Register and the accounts of each Lender maintained pursuant to Section 2.4(c) shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded (absent manifest error); provided, however, that the failure of the Administrative Agent or any Lender to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans made to the Borrower by such Lender or the other obligations of the Borrower to such Lender in accordance with the terms of this Agreement.

(e) Any Lender may request that the Loans made by it be evidenced by a promissory note. In such event, the Borrower shall promptly prepare, execute and deliver to such Lender a promissory note payable to such Lender and its registered assigns and in substantially the form attached as Exhibit J hereto. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.6) be represented by one or more promissory notes in such form payable to such payee and its registered assigns.

2.5 Fees, etc.

(a) The Borrower agrees to pay on the Closing Date upon funding of the Loans a closing fee (“Closing Fee”) to each Lender under the Facility, as fee compensation for the funding of such Lender’s Loans, in an amount equal to 3.00% of the stated principal amount of such Lender’s Loans (excluding Fee Loans) funded as of the Closing Date, provided that $750,000 of such Closing Fee shall be paid by increasing the initial principal amount of the Loans on the Closing Date pro rata to each Lender in accordance with its allocation of the Loans. The Closing Fee shall be non-refundable and shall be fully earned when paid.

(b) The Borrower agrees to pay to the Agents the fees in the amounts and on the dates as set forth in any fee agreements, including the agreement dated January 29, 2013, among the Borrower and the Agents.

2.6 Optional Prepayments. (a) The Borrower may at any time and from time to time prepay the Loans (subject to Section 2.9), in whole or in part, without premium or penalty except as expressly set forth in Section 2.6(c) below, upon notice delivered to the Administrative Agent no later than 11:00 A.M., New York City time one Business Day prior to the date of such prepayment; provided that any such notice of prepayment may state that such notice is conditioned upon the effectiveness of other financing arrangements or the consummation of other transactions, in which case such notice may be revoked by the Borrower (by notice to Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Partial prepayments of Loans pursuant to this Section 2.6 shall be in an aggregate principal amount of $1,000,000 or a whole multiple of $100,000 in excess thereof.

(b) Amounts to be applied in connection with prepayments pursuant to this Section 2.6 shall be applied to the Obligations in accordance with Section 2.9. Amounts repaid on account of the Loans may not be reborrowed.

(c) If any voluntary prepayment of principal of Loans is made pursuant to this Section 2.6 on or prior to December 31, 2015, the Borrower agrees to pay, on the date of such prepayment, to the Administrative Agent, for the ratable account of each Lender with Loans that are so prepaid, a prepayment premium equal to the following percentage of the principal amount prepaid: (i) if such prepayment is made on or prior to December 31, 2014, 2.00% and (ii) if such prepayment is made from and including January 1, 2015 through and including December 31, 2015, 1.00%.

2.7 Mandatory Prepayments. (a) If on any date any Loan Party shall receive Net Cash Proceeds from any Asset Sale, the Borrower shall pay an amount equal to 100% of such Net Cash Proceeds (excluding any relevant Reinvestment Deferred Amount) within three Business Days of the date of receipt thereof to the Administrative Agent to be applied as a prepayment of the Obligations in accordance with Section 2.9.

(b) If an Loss Event shall occur with respect to any single Acquired Vessel (except as set forth in Section 2.7(c) below), the Borrower shall on the date that is no later than the date that is 90 days after the date of such Loss Event, prepay the principal amount of the Loans in an amount equal to the greater of Stipulated Loss Value with respect to such Vessel and the Required Insurance Amount with respect to such Vessel, together with all interest on the amount of such prepayment accrued and unpaid as of the date of such prepayment (provided, that in the event that the Borrower or the Agent shall (i) receive insurance in respect of such Loss Event or (ii) receive a Stipulated Loss payment under the Bareboat Charter in respect of such Loss Event, the entire amount of such insurance and/or Stipulated Loss payment shall be applied the Business Day following the date of receipt thereof to repay the Loans, to the extent of any amount that is required to be paid pursuant to this Section 2.7(b) but is then unpaid).

(c) If a subsequent or simultaneous Loss Event shall occur with respect to a second Acquired Vessel (i.e., an Acquired Vessel other than one which has suffered a Loss Event that is subject to Section 2.7(b)), the Borrower shall on the date that is 90 days after the date of such second Loss Event, repay the Obligations in full together with all interest on the amount of such prepayment accrued and unpaid as of the date of such prepayment (provided, that in the event that the Borrower or the Agent shall (i) receive insurance in respect of such second Loss Event or (ii) receive a Stipulated Loss payment under the Bareboat Charter in respect of such second Loss Event, the entire amount of such insurance and/or Stipulated Loss payment shall be applied the Business Day following the date of receipt thereof to repay the Loans, to the extent of any amount that is required to be paid pursuant to this Section 2.7(c) but is then unpaid).

(d) Amounts to be applied in connection with prepayments pursuant to this Section 2.7 shall be applied to the Obligations in accordance with Section 2.9.

2.8 Interest Rates and Payment Dates.

(a) Each Loan shall bear interest on the unpaid principal amount thereof at a rate per annum equal to the Interest Rate

(b) (i) If an Event of Default has occurred and is continuing all principal of the Loans and outstanding due and unpaid amounts shall bear interest at a rate per annum equal to, in the case of the Loans, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section plus 3% (the “Default Rate”).

(c) Interest shall be payable by the Borrower in arrears on each Interest Payment Date, commencing March 31, 2013; provided that interest accruing pursuant to paragraph (b) of this Section shall be payable from time to time on demand.

(d) All interest hereunder shall be computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as applicable.

2.9 Pro Rata Treatment and Payments. (a) Each borrowing by the Borrower from the Lenders hereunder, and each payment by the Borrower shall be made pro rata according to the respective Percentages of the relevant Lenders. Each payment (including prepayments) in respect of principal or interest in respect of the Loans and each payment in respect of fees payable hereunder shall be applied to the amounts of such obligations owing to the Lenders, pro rata according to the respective amounts then due and owing to such Lenders.

(b) Payments. The Borrower shall make each payment under any Loan Document not later than 2:00 P.M., New York City time, on the day when due to the Administrative Agent by wire transfer to the following account (or at such other account or by such other means to such other address as Administrative Agent shall have notified the Borrower in writing within a reasonable time prior to such payment) in immediately available Dollars and without setoff or counterclaim:

Bank Name:	US Bank NA
Address:	214 N. Tryon Street
Charlotte, NC 28202
ABA #:	091-000-022
Account #:	104790617633
Account Name:	Corporate Trust Agency Services
Reference:	Horizon Lines Alaska Vessels, LLC
F/F/C/:	170136-700

(c) Payment Dates. If any payment hereunder (becomes due and payable on a day other than a Business Day, the due date of such payment shall be extended to the next succeeding Business Day. In the case of any extension of any payment of principal pursuant to the preceding sentence, interest thereon shall be payable at the then applicable rate during such extension.

(d) Advancing Payments. Unless the Administrative Agent shall have been notified in writing by the Borrower prior to the date of any payment due to be made by the Borrower hereunder that the Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that the Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the relevant Lenders their respective pro rata shares of a corresponding amount. If such payment is not made to the Administrative Agent by the Borrower within three Business Days after such due date, the Administrative Agent shall be entitled to recover, on demand, from each relevant Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate. Nothing in this subsection shall be deemed to limit the rights of the Administrative Agent against the Borrower. Nothing in this subsection shall be deemed to relieve any Lender from its obligation to fund its Commitment hereunder or to prejudice any rights that any Borrower may have against any Lender as a result of any default by such Lender hereunder.

(e) Application of Voluntary Prepayments. Unless otherwise provided in this Section 2.9 or elsewhere in any Loan Document, all payments and any other amounts received by an Administrative Agent from or for the benefit of the Borrower shall be applied to the outstanding principal balance of the Loans (such payments to be applied in forward order of maturity to the remaining scheduled amortization and final payments) of the Lenders on a pro rata basis until paid in full. Amounts repaid or prepaid pursuant to this clause (e) or clause (f) below on account of the Loans may not be reborrowed.

(f) Application of Mandatory Prepayments. Subject to the provisions of clause (g) below with respect to the application of payments during the continuance of an Event of Default, any payment made by the Borrower to an Agent pursuant to Section 2.7 or any other prepayment of the Obligations required to be applied in accordance with this clause (f) shall be applied: first, to repay the outstanding principal balance of the Loans (such payments to be applied in forward order of maturity to the remaining scheduled amortization and final payments) of the Lenders on a pro rata basis until paid in full, and second, the excess (if any) shall be retained by the Borrower.

(g) Application of Payments During an Event of Default. Notwithstanding anything herein to the contrary, following the occurrence and during the continuance of an Event of Default, all payments received on account of the Obligations shall be applied by the Administrative Agent as follows:

first, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts owing and payable to the Administrative Agent in its capacity as such (including fees, disbursements and other charges of counsel);

second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts owing and payable to the Lenders (including fees and disbursements and other charges of counsel) arising under the Loan Documents, ratably among them in proportion to the respective amounts described in this clause second payable to them;

third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause third payable to them;

fourth, to payment of that portion of the Obligations constituting the outstanding principal amount of the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause fourth payable to them;

fifth, to the payment in full of all other Obligations then due and owing, in each case to the Administrative Agent, the Collateral Agent and the Ship Mortgage Trustee and then, to the Lenders ratably, based upon the respective aggregate amounts of all such Obligations owing to them in accordance with the respective amounts thereof then due and payable; and

finally, the balance, if any, after all Obligations (other than Unasserted Obligations) have been paid in full, to the Borrower or as otherwise required by Law.

(h) No Implied Consent. Provisions contained in this Section 2.9 for application of proceeds of certain transactions shall not be deemed to constitute consent of the Lenders to transactions that are not otherwise permitted by the terms hereof.

2.10 Taxes.

(a) All payments made by or on behalf of a Loan Party hereunder or under any note or other Loan Document will be made without setoff, counterclaim, or other defense. In addition, all such payments will be made free and clear of, and without deduction or withholding for, any present or future Taxes, unless otherwise required by any Requirement of Law. In the event any deduction or withholding of Taxes is so required, each applicable Loan Party shall timely pay (or cause to be paid on its behalf) the full amount of such Taxes to the relevant Governmental Authority in accordance with applicable Laws. If such Taxes are Indemnified Taxes each Loan party agrees to pay such additional amounts as are necessary (whether or not such Taxes or amounts were correctly or legally imposed or asserted by the relevant Governmental Authority) so that after making all such required deductions for Indemnified Taxes (including deductions applicable to additional amounts payable under this Section 2.10(a)) every payment of all amounts due under this Agreement or any Loan Document, including any amount paid pursuant to this Section 2.10(a) after withholding or deduction for or on account of any Indemnified Taxes, will not be less than the amount which would have been received had no such withholding or deduction of Indemnified Taxes been made. The Loan Parties will furnish to Administrative Agent as promptly as possible after the date the payment of any Taxes is due pursuant to applicable Laws, certified copies of tax receipts issued by the Governmental Authority (or other evidence reasonably acceptable to Administrative Agent) evidencing such payment by the Loan Parties. Without duplication of amounts paid pursuant to the previous sentence, the Loan Parties shall jointly and severally indemnify each Lender, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including such amounts described in Section 2.10(b) and any Indemnified Taxes imposed or asserted on, or attributable to, amounts payable under this Section) paid by such Lender and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate prepared in good faith as to the amount of such payment or liability delivered to the Borrower by the Lender (with a copy to Administrative Agent), or by Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(b) The Loan Parties agree to timely pay any present or future stamp, irrecoverable value added, filing, recording, intangible, court or documentary or other similar taxes or any other excise or property taxes, charges, or similar levies that arise from any payment made hereunder or from the execution, delivery, performance, registration, recordation, or filing of, from the receipt or perfection of a security interest under, or otherwise with respect to this Agreement or any other Loan Document.

(c) If Administrative Agent, a Lender or Participant is entitled to claim an exemption or reduction from United States withholding tax, such Person agrees with and in favor of Borrower and Administrative Agent, to deliver to each of Borrower and Administrative Agent (or, in the case of a Participant, to the Lender granting the participation only, and, in the case of Administrative Agent, to Borrower only) one of the following before receiving its first payment under this Agreement (all such forms are required to be provided by the beneficial owner of such payments, other than those forms required by Section 2.10(c)(i)(B) or 2.10(c)(iv)):

(i) if Administrative Agent, such Lender or such Participant is entitled to claim an exemption from United States withholding tax pursuant to the portfolio interest exception, (A) a statement of the applicable Person, signed under penalty of perjury, that it is not a (I) a “bank” as described in Section 881(c)(3)(A) of the Code, (II) a 10% shareholder of Borrower (within the meaning of Section 871(h)(3)(B) of the Code), or (III) a controlled foreign corporation related to Borrower within the meaning of Section 864(d)(4) of the Code, and (B) a properly completed and executed Internal Revenue Service Form W-8BEN or Form W-8IMY (with proper attachments);

(ii) if Administrative Agent, such Lender or such Participant is entitled to claim an exemption from, or a reduction of, withholding tax under a United States tax treaty, a properly completed and executed copy of Internal Revenue Service Form W-8BEN;

(iii) if Administrative Agent, such Lender or such Participant is entitled to claim that any payment made under this Agreement is exempt from United States withholding tax because it is effectively connected with a United States trade or business of such Person, a properly completed and executed copy of Internal Revenue Service Form W-8ECI;

(iv) if Administrative Agent, such Lender or such Participant is entitled to claim that any payment made under this Agreement is exempt from United States withholding tax because such Person serves as an intermediary, a properly completed and executed copy of Internal Revenue Service Form W-8IMY (with proper attachments); or

(v) a properly completed and executed copy of any other form or forms, including Internal Revenue Service Form W-9, as may be required under the Code or other laws of the United States as a condition to exemption from, or reduction of, United States withholding or backup withholding Tax.

Administrative Agent, and each Lender or Participant shall agree to provide new forms (or successor forms) upon the expiration or obsolescence of any previously delivered forms and to promptly notify Administrative Agent and Borrower (or, in the case of a Participant, to the Lender granting the participation only and in the case of Administrative Agent, Borrower only) of any change in circumstances which would modify or render invalid any claimed exemption or reduction.

2.11 Mitigation of Costs; Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.10(a) with respect to such Lender, it will use reasonable efforts to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided that no such designation is made on terms that, in the sole judgment of such Lender, subject such Lender and its lending office(s) to any unreimbursed costs or are otherwise disadvantageous to such Lender and its lending office(s); provided, further, that nothing in this Section shall affect or postpone any of the obligations of the Borrower or the rights of any Lender pursuant to Section 2.1 (a).

SECTION 3. REPRESENTATIONS AND WARRANTIES

To induce the Agents and the Lenders to enter into this Agreement and the Lenders to make the Loans on the Closing Date, the Loan Parties hereby jointly represent and warrant (as to itself and each of its Subsidiaries) to the Agents and each Lender, which representations and warranties shall be deemed made on the Closing Date, that:

3.1 Financial Condition. (a)(i) The audited consolidated balance sheet of Parent and its consolidated Subsidiaries as at December 25, 2011 and the related consolidated statements of income and of cash flows for the fiscal year then ended, and (ii) the unaudited consolidated balance sheet of Parent and its consolidated Subsidiaries as at September 23, 2012 and the related unaudited consolidated statements of income and of cash flows for the fiscal quarter ended and for the portion of the fiscal year ended on such date, in the case of clauses (i) and (ii), present fairly in all material respects the financial condition of Parent and its consolidated Subsidiaries as at such date, and the results of its operations and its cash flows for the respective fiscal year or fiscal quarter (as applicable) then ended.

(b) Except as set forth in Parent’s consolidated balance sheet as of September 23, 2012 and except for the Obligations, the obligations with respect to the $20 Million Loan Agreement and items that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, as of the Closing Date, Parent and its Subsidiaries do not have any material Guarantee Obligations, contingent liabilities or liabilities for taxes, or any long-term leases or unusual forward or long-term commitments, including, without limitation, any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, which are not reflected in the most recent financial statements referred to in this paragraph but which would in accordance with GAAP be so reflected in a consolidated balance sheet of Parent as of the Closing Date.

3.2 No Change. There has been no change, event or development since December 25, 2011 that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the business, assets, financial condition or results of operation of the Loan Parties or Parent and its subsidiaries (taken as a whole).

3.3 Existence; Compliance with Law. Each Loan Party (a) (i) is duly organized (or incorporated), validly existing and in good standing under the laws of the jurisdiction of its organization or incorporation, (ii) has the corporate or organizational power and authority, and the legal right, to own and operate its Property, to lease the Property it operates as lessee and to conduct the business in which it is currently engaged except, in each case, to the extent that any such failure to have such power, authority or right would not reasonably be expected to have a Material Adverse Effect and (iii) is duly qualified as a foreign corporation or limited liability company and in good standing under the laws of each jurisdiction where its ownership, lease or operation of Property or the conduct of its business requires such qualification except, in each case, to the extent that the failure to be so qualified or in good standing would not reasonably be expected to have a Material Adverse Effect and (b) is in compliance with all Requirements of Law except to the extent that any such failure to comply therewith would not reasonably be expected to have a Material Adverse Effect.

3.4 Organizational Power; Authorization; Enforceable Obligations. Each Loan Party has the corporate or organizational power and authority to execute, deliver and perform the Loan Documents and Transaction Documents to which it is a party and, in the case of the Borrower, to borrow hereunder. Each Loan Party has taken all necessary corporate or organizational action to authorize the execution, delivery and performance of the Loan Documents and Transaction Documents to which it is a party and, in the case of the Borrower, to authorize the borrowing of the Loans on the terms and conditions of this Agreement. Each Loan Party has duly executed and delivered each Loan Document and Transaction Document to which it is a party. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority is required in connection with the Transactions, the extensions of credit hereunder or the execution, delivery or performance by the Loan Parties of this Agreement or any of the other Loan Documents and Transaction Documents to which they are parties, or the validity or enforceability of this Agreement or any of the other Loan Documents and Transaction Documents against such applicable Loan Parties, except (i) consents, authorizations, filings and notices described in Schedule 3.4, which consents, authorizations, filings and notices have been obtained or made (except to the extent not yet required to have been obtained or made), each of which is in full force and effect and (ii) the filings referred to in Section 3.17 and (iii) consents, authorizations, filings, notices or other actions the failure to obtain, make or do which would not reasonably be expected to have a material adverse effect on the business, assets, financial condition or results of operation of the Loan Parties (taken as a whole). This Agreement constitutes, and each other Loan Document and Transaction Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party that is a party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in an proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

3.5 No Legal Bar. The execution, delivery and performance by the Loan Parties of this Agreement and the other Loan Documents and Transaction Documents to which they are parties, the borrowings hereunder and the use of the proceeds thereof will not (a) violate the organizational or governing documents of any of the Loan Parties, (b) violate any Requirement of Law, the Indentures or the ABL Credit Agreement, or any Contractual Obligation of the Loan Parties (other than any violation which would not reasonably be expected to result in a material adverse effect on the business, assets, financial condition or results of operation of the Loan Parties (taken as a whole) or as is set forth on Schedule 3.5) or (c) result in, or require, the creation or imposition of any Lien on any of the Acquired Vessels pursuant to any Requirement of Law or any such Contractual Obligation (other than the Liens permitted by Section 6.3 or as otherwise contemplated by the Loan Documents and Transaction Documents).

3.6 No Material Litigation. There are no actions, suits, or proceedings pending or, to the knowledge of any Loan Party, threatened in writing against a Loan Party or any assets thereof that either individually or in the aggregate could reasonably be expected to result in a Material Adverse Effect.

3.7 No Default. No Default or Event of Default has occurred and is continuing.

3.8 Real Property. No Loan Party owns or leases any Real Property.

3.9 Intellectual Property. Each Loan Party owns, or has a valid license or other right to use, all Intellectual Property necessary for the conduct of its business as currently conducted free and clear of all Liens (except Liens permitted by Section 6.3), except where the failure to do so would not reasonably be expected to have a Material Adverse Effect. To the Borrower’s knowledge, no holding, injunction, decision or judgment has been rendered by any Governmental Authority and no Loan Party has entered into any settlement stipulation or other agreement (except license agreements in the ordinary course of business) which limit, cancel or question the validity of the Loan Parties’ rights in any Intellectual Property owned by any Loan Party in any respect that would reasonably be expected to have a Material Adverse Effect. To such Loan Party’s knowledge, no claim has been asserted or threatened or is pending by any Person challenging or questioning the use by such Loan Party of any Intellectual Property or the validity of any Intellectual Property, or alleging any infringement, misappropriation or violation by such Loan Party of any Intellectual Property of any Person, except in each case as would not reasonably be expected to have a Material Adverse Effect. The use of any Intellectual Property by any Loan Party, and the conduct of their respective businesses, do not infringe on the Intellectual Property rights of any Person in a manner that would reasonably be expected to have a Material Adverse Effect. To such Loan Party’s knowledge, except as would not reasonably be expected to have a Material Adverse Effect, no Person is infringing, misappropriating or violating any Intellectual Property owned or exclusively licensed by such Loan Party, and no Loan Party has made or threatened to make any claim relating to the foregoing. The Loan Parties have taken all actions that in the exercise of their reasonable business judgment should be taken to protect their Intellectual Property, including Intellectual Property that is confidential in nature, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

3.10 Taxes. All material tax and information returns and reports of each Loan Party required to be filed by any of them have been timely filed, and all material taxes due and payable and all material assessments, fees and other governmental charges upon a Loan Party and its Subsidiaries and upon their respective assets, income, businesses and franchises that are due and payable have been paid before becoming delinquent and having penalties attach thereto. Each Loan Party has made adequate provision in accordance with GAAP for all material taxes not yet due and payable. Borrower knows of no material proposed tax assessment against a Loan Party or any of its Subsidiaries that is not subject of a Permitted Protest.

3.11 Federal Regulations. No part of the proceeds of any Loans, and no other extensions of credit hereunder, will be used for the purpose of “buying” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect or for any purpose that violates the provisions of the regulations of the Board.

3.12 ERISA and Labor Matters. (a) Each Pension Plan is in compliance with its terms and the applicable provisions of ERISA the Code, and all applicable Laws except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. No ERISA Event has occurred or is reasonably expected to occur, and none of Holdings SPE, the Borrower, and any of their respective Commonly Controlled Entities has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA, except, in each case, as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(b) There are no pending or, to the knowledge of any Loan Party, threatened claims, actions or lawsuits, or action by or before any Governmental Authority, with respect to any Pension Plan that could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(c) There are no strikes, work stoppages, slowdowns or lockouts pending or to any Loan Party’s knowledge, threatened against or involving any Loan Party and there are no unfair labor practices, grievances, complaints or arbitrations pending, or, to such Loan Party’s knowledge, threatened, against or involving such Loan Party, which could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(d) As of the Closing Date, Schedule 3.12 sets forth a true and complete list of each collective bargaining agreement, works council or similar agreement with any labor union or labor organization representing employees of such Loan Party (the “Collective Bargaining Agreements”) and, to such Loan Party’s knowledge, as of the Closing Date, no question regarding other union or similar representation exists and no other union or similar organization activity is taking place, in each case, with respect to any employees of such Loan Party. The consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any such labor union or labor organization under any Collective Bargaining Agreement.

3.13 Investment Company Act. No Loan Party is, or is required to register as, a “registered investment company”, or a company “controlled” by a “registered investment company”, as such terms are defined in the Investment Company Act of 1940, as amended.

3.14 Subsidiaries. (a) The only Subsidiaries of Holdings SPE are the Borrower and Land Use SPE, each of which is a wholly owned direct subsidiary of Holdings SPE formed under the laws of the State of Delaware. The Borrower and Land Use SPE have no Subsidiaries.

(b) There are no outstanding subscriptions, options, warrants or calls to which any Loan Party is a party relating to any Capital Stock of any Loan Party.

(c) Each Loan Party has been properly designated as an “unrestricted subsidiary” under the Indentures.

3.15 Environmental Matters. Other than exceptions to any of the following that would not reasonably be expected to have a Material Adverse Effect, no Loan Party or any of the Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law (“Environmental Permit”) for the operation of the Business; or (ii) has been, or would reasonably be expected to become, subject to any Environmental Claim, which includes Environmental Claims related to any real property currently or formerly owned, leased or operated by any Loan Party.

3.16 Accuracy of Information, etc. All written statements or written factual information or data, taken as a whole (excluding the projections, forward-looking information and pro forma financial information referred to below or estimates (including financial estimates, forecasts and other forward-looking information) and information of a general economic or general industry basis), contained in this Agreement, any other Loan Document, any Transaction Document or any certificate furnished to the Administrative Agent or the Lenders or any of them, by or on behalf of any Loan Party for use in connection with the transactions contemplated by this Agreement or the other Loan Documents when taken as a whole, did not contain as of the date such statement, information, or certificate was so furnished, any untrue statement of a material fact or omit to state a material fact necessary in order to make such statements and information, taken as a whole, not materially misleading at such time in light of the circumstances in which they were made. The projections, forward-looking information and pro forma financial information contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of such Loan Party to be reasonable at the time made, it being recognized by the Lenders that such projections, forward-looking information and financial information relates to future events are not to be viewed as facts or as a guarantee of performance or achievement of any particular result and are subject to significant uncertainties and contingencies, many of which are beyond the control of the Parent and its Subsidiaries, and that actual results during the period or periods covered by such projections, forward-looking information and financial information may differ from the projected results set forth therein by a material amount.

3.17 Security Documents. The Security Agreement is effective to create in favor of the Collateral Agent for the benefit of the Secured Parties, a legal and valid security interest in the Collateral described therein (including any proceeds of any item of Collateral). In the case of (i) the Pledged Securities described in the Security Agreement, when any stock certificates representing such Pledged Securities are delivered to the Collateral Agent, (ii) any Collateral Account or Deposit Account (as defined in the Security Agreement), when Control Agreements are executed and delivered and (iii) the other Collateral described in the Security Agreement, when financing statements in appropriate form are filed in the offices specified on Schedule 3.17 (which financing statements have been duly completed and delivered to the Collateral Agent), and such other filings as are specified on Schedule 3.17 are made, the Collateral Agent shall have a fully perfected first priority Lien on, and first priority security interest in, all right, title and interest of the Loan Parties in such Collateral (including any proceeds of any item of Collateral) (to the extent a security interest in such Collateral can be perfected through the filing of financing statements in the offices specified on Schedule 3.17 and the filings specified on Schedule 3.17, through the execution and delivery of Control Agreements and through the delivery of the Pledged Securities required to be delivered on the Closing Date), as security for the Obligations, in each case prior and superior in right to any other Person (in each case except (i) Liens permitted by Section 6.3 (other than other Liens subordinated to the Liens securing the Obligations pursuant to Section 6.3) and (ii) Liens having priority by operation of law) to the extent required by the Security Agreement.

3.18 Solvency. On the Closing Date, after giving effect to the Transactions occurring on such date and the incurrence of all Indebtedness and obligations being incurred in connection herewith and therewith and in connection with the Loan Documents and Transaction Documents, the Loan Parties, on a consolidated basis, are Solvent.

3.19 Patriot Act. Each Loan Party is in compliance in all material respects with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended), and any other enabling legislation or executive order relating thereto, and (ii) the PATRIOT Act.

3.20 Certain Fees. Except as disclosed in writing to the Administrative Agent, no broker’s or finder’s fee or commission will be payable with respect hereto or any of the Transactions.

3.21 Acquired Vessels. (a) Schedule 3.21 sets forth, as of the Closing Date, for each Acquired Vessel, (i) its name, official number, and gross and net tonnages, (ii) its documented owner (which shall be the Borrower), (iii) its classification society (which shall be the American Bureau of Shipping) and its assigned class, and (iv) the shipyard and year in which the Acquired Vessel was constructed.

(b) Giving effect to the Acquisition on the Closing Date, the Borrower is the sole owner of the whole of each of the Acquired Vessels, and each Acquired Vessel is duly documented in the name of the Borrower with a coastwise endorsement.

(c) Except as could not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect, each Acquired Vessel (i) is insured in accordance with the Vessel Mortgage and the Bareboat Charter; (ii) is in full compliance with all warranties contained in the marine insurance policies and protection and indemnity entries required under the Bareboat Charter, (iii) is in compliance with all federal, state, local or foreign statutes, laws, regulations, ordinances, rules, judgments, orders, code and decrees, or rule of common law (including Environmental Laws) as are applicable to the Acquired Vessels; (iv) is in class with no outstanding recommendations affecting class; and (v) meets all requirements of the International Management Code for the Safe Operation of Ships and for Pollution Prevention as currently in effect (the “ISM Code”) and possesses a valid Safety Management Certificate issued under the ISM Code, and the operator thereof holds a valid Document of Compliance issued under the ISM Code.

(d) As of the Closing Date, there are no Liens on the Acquired Vessels other than Permitted Liens.

3.22 Citizenship of Borrower. The Borrower is a U.S. Citizen.

3.23 Title to Assets; No Encumbrances. Each of the Loan Parties has (a) valid leasehold interests in (in the case of leasehold interests in real or personal property), and (b) good and marketable title to or a license or other right to use (in the case of all other personal property), all of its respective assets (except for minor defects in title to property that do not materially interfere with its ability to conduct its business as currently conducted or to use such properties for their intended purposes), which, together with assets leased or licensed by the Loan Parties represents all assets in the aggregate material to the conduct of the business of the Loan Parties. After giving effect to the Transactions, none of such assets are subject to any Lien except for Permitted Liens.

SECTION 4. CONDITIONS PRECEDENT

4.1 Conditions to Loan. The occurrence of the Closing Date is subject to the satisfaction (or waiver by the initial Lenders), of the following conditions precedent; provided, that, the Agents shall not be responsible in any way for the form, substance and completeness of such conditions precedent and shall not be responsible for ascertaining the adequacy or effectiveness of such deliverables or whether any or all of such deliverables have been delivered:

(a) The Acquisition of the Acquired Vessels shall be consummated substantially concurrently with the funding of the Loans pursuant to the Vessel Purchase Agreements and no provision thereof shall have been amended or waived in any respect that is material and adverse to the interests of the Lenders without the prior written consent of the Lenders, such consent not to be unreasonably withheld, delayed or conditioned (it being agreed that any amendment or waiver relating to a change of the purchase price or the classification, condition or eligibility for U.S. coastwise trade of the Acquired Vessels will be material and adverse to the interests of the Lenders).

(b) The Loan Parties shall have executed and delivered to the Agents this Agreement.

(c) The Loan Parties shall have executed and delivered to the Agents the Security Agreement.

(d) The Guarantors shall have executed and delivered to the Agents the Guaranty.

(e) The Borrower shall have executed and delivered a Note to each Lender that has requested the same more than one Business Day prior to the Closing Date.

(f) The Borrower shall have delivered to the Agents duly correct and complete copies of the Vessel Purchase Agreements.

(g) The Loan Parties shall have delivered to the Agents a Closing Certificate in the form of Exhibit O hereto duly executed by a Responsible Officer of the Borrower.

(h) The Agents and the Lenders shall have received the opinions of (i) Kirkland & Ellis, LLP, counsel to the Loan Parties; (ii) Kirkland & Ellis, LLP, counsel to the Loan Parties and Horizon (substantive nonconsolidation opinion); (iii) Blank Rome LLP, maritime counsel for the Loan Parties and the Vessel Lessee, (iv) Carlsmith Ball LLP, special Hawaii counsel to Hawaii Stevedores, Inc., and (v) Blank Rome LLP and Kirkland & Ellis LLP, counsel to the Vessel Lessee and the Bareboat Charter Guarantors, in each case, in form and substance (and with respect to customary matters) reasonably satisfactory to the Lenders.

(i) The Lenders shall have received a solvency certificate (the “Solvency Certificate”) in the form of Exhibit N hereto.

(j) Since December 25, 2011, there has not been any change, development or event that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the business, assets, financial condition or results of operation of the Loan Parties or Parent and its subsidiaries (taken as a whole).

(k) No Default or Event of Default shall have occurred and be continuing under the Loan Documents, in each case determined on a pro forma basis after giving effect to the Transactions occurring on the Closing Date and no Acquired Vessel shall have suffered an Loss Event or material damage.

(l) The representations and warranties contained in the Loan Documents shall be true and correct in all material respects as of the Closing Date.

(m) Each Lender shall have received a pro forma consolidated balance sheet and related pro forma consolidated statement of income of Parent and its Subsidiaries as of and for the twelve-month period ending on September 23, 2012, prepared after giving effect to the Transactions contemplated hereby to occur on the Closing Date as if such Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such other financial statements). Each Lender shall have received, if it has so requested, (i) projections of balance sheets, income statements and cash flow statements of the Parent and its Subsidiaries for the years 2012 through 2017 and for the 6 fiscal quarters beginning with the first fiscal quarter of 2013 and (ii) projections of income statements for the Consolidated Horizon Alaska Route Business (the “Projections”) for the years 2012 through 2017 and for the 6 fiscal quarters beginning with the 1st quarter of 2013.

(n) Each Lender shall have received, at least 3 Business Days prior to the Closing Date, all documentation and other information reasonably requested by Lenders in writing and required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act.

(o) All fees and expenses due to the Agents and each Lender shall have been paid or shall be paid concurrently with the funding of the Loans.

(p) The Lenders shall have received on or prior to the Closing Date the results of recent lien searches with respect to the Loan Parties and the Acquired Vessels; and such searches shall not reveal any liens other than Permitted Liens or Liens to be discharged substantially concurrently with the funding of the Loans on the Closing Date pursuant to customary release documentation reasonably satisfactory to the Lenders.

(q) Each Lender shall have received on or prior to the Closing Date (i) evidence of repayment (including payoff documentation reasonably satisfactory to the Lenders) of all existing indebtedness secured by mortgage liens on the Acquired Vessels and evidence of the absence of any recorded Liens on the Acquired Vessels and a representation that there are no Liens that are not Permitted Liens on the Acquired Vessels; (ii) evidence of obtaining all necessary consents, approvals or waivers under the Indentures and ABL Credit Agreement or other material third party and governmental consents necessary in connection with the Acquisition or the financing thereof with the proceeds of the Loans and the proceeds of the loans under the $20 Million Loan Agreement (to the extent failure to obtain such consents would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of the Borrower), except that consents under the Convertible Notes shall in any event not be required; (iii) a certificate of the Borrower as to the absence of litigation or regulatory action affecting the Acquired Vessels, the Acquisition of the Acquired Vessels or the financing thereof with the proceeds of the Loans or the loans under the $20 Million Loan Agreement, to the extent such litigation or action would have a material adverse effect on the Acquired Vessels or the validity or enforceability of the Loan Documents; and (iv) a certificate of the Borrower as to the absence of litigation or regulatory action materially adverse to the structure, validity or enforceability of the Facility, as determined by the initial Lenders in their sole discretion.

(r) The Lenders shall have received on or prior to the Closing Date evidence of insurance required by Section 5.5, including the consents and confirmations listed on Schedule 5.5.

(s) The Lenders shall have received on or prior to the Closing Date the Letter of Undertaking.

(t) Each Lender shall have received written confirmation from a Responsible Officer of Vessel Lessee that Vessel Lessee has determined (that the Bareboat Charter is characterized as an operating lease in accordance with GAAP and that Vessel Lessee’s advisors have not notified Vessel Lessee of their determination to the contrary.

(u) Each Horizon Party shall have entered into the Horizon Party Agreement.

(v) Holdings SPE shall have received from Horizon Lines of Alaska, and shall have simultaneously made to the Borrower, a capital contribution in the amount of at least $20,000,000 (less transaction expenses incurred in connection with the $20 Million Loan Agreement) from the proceeds of the loans made to Horizon Lines, LLC pursuant to the $20 Million Loan Agreement (it being understood that such capital contribution may consist in whole or in part of payments made directly by Horizon Lines, LLC (but on behalf of the Borrower) and deemed to be equity contributions to the Borrower).

(w) The Administrative Agent shall have received a certificate from the Secretary of each Loan Party (i) attesting to the resolutions of such Loan Party’s Board of Directors authorizing its execution, delivery, and performance of this Agreement and the other Loan Documents and Transaction Documents to which such Loan Party is a party, (ii) authorizing specific officers of such Loan Party to execute the same, and (iii) attesting to the incumbency and signatures of such specific officers of such Loan Party.

(x) The Administrative Agent shall have received copies of each Loan Party’s certificate of formation and operating agreement, as amended, modified, or supplemented to the Closing Date, certified, if applicable, by the appropriate officer of the jurisdiction of organization of such Loan Party and the Secretary of such Loan Party;

(y) The Administrative Agent shall have received a certificate of status with respect to each Loan Party, dated as of a recent date prior to the Closing Date, such certificate to be issued by the appropriate officer of the jurisdiction of organization of such Loan Party, which certificate shall indicate that such Loan Party is in good standing in such jurisdiction.

(z) The Administrative Agent shall have received copies of all certificates evidencing pledged equity interests constituting Collateral unless being delivered pursuant to Section 5.11(d). All Closing Date Perfection Actions shall have been taken.

(aa) The Administrative Agent shall have received a certificate signed by a Responsible Officer of Parent which certifies that each Loan Party that owns or operates vessels in the coastwise trade of the United States is a U.S. Citizen.

(bb) No Loan Party shall, after giving effect to the funding of the Loans and the Acquisition of the Acquired Vessels, have any Indebtedness or material contingent liabilities (other than the Loans and other liabilities under the Loan Documents and Transaction Documents).

(cc) The Collateral Agent shall have received confirmation of class certificates issued by the American Bureau of Shipping of each Acquired Vessel, issued on or within 5 Business Days prior to the Closing Date, showing each Acquired Vessel to be in class with no outstanding recommendations affecting class.

(dd) The Collateral Agent shall have received copies of the Safety Management Certificates issued pursuant to the ISM Code for the Acquired Vessels and of the Document of Compliance issued pursuant to the ISM Code to the operator of the Acquired Vessels.

(ee) The Vessel Mortgage shall have been filed (substantially concurrently with consummation of the Acquisition of the Acquired Vessels) with the U.S. Coast Guard National Vessel Documentation Center, and such filing shall have been made prior in time to the effective date and time of the Bareboat Charter and the delivery of the Acquired Vessels thereunder.

(ff) The Loan Parties shall have delivered to the Agents a Perfection Certificate in the form of Exhibit S hereto duly executed by a Responsible Officer of the Borrower.

(gg) The Borrower and Vessel Lessee shall have (i) executed and delivered the Bareboat Charter and all the conditions to the effectiveness of the Bareboat Charter shall occur substantially concurrently with the funding of the Loans and (ii) delivered to the Collateral Agent true and correct copies of the Bareboat Charter and all documents required under Section 3(d) thereto.

(hh) (i) The Borrower SPE Collateral Account and the Land Use SPE Collateral Account shall be established and (ii) each Control Agreement related to each Collateral Account shall have been executed and delivered by the parties thereto.

(ii) The Borrower shall have delivered a borrowing notice in accordance with Section 2.2.

Without limiting the generality of the provisions of Section 8.3, for purposes of determining compliance with the conditions specified in this Section 4.1, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received written notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

SECTION 5. AFFIRMATIVE COVENANTS

Each Loan Party hereby agrees that, so long as the Commitments remain in effect or any Loan or other amount is owing to any Lender or any Agent hereunder (other than Unasserted Obligations), each Loan Party shall (whether or not within its control) and (to the extent relevant) shall cause each of their Subsidiaries to:

5.1 Financial Statements. Furnish to the Administrative Agent for delivery to each Lender (which may be delivered via posting the E-System):

(a) (i) within 100 days after each fiscal year of Holdings SPE, commencing with the fiscal year ending on or about December 31, 2013, a copy of the unaudited consolidated balance sheet of Holdings SPE and its consolidated Subsidiaries as at the end of such year and the related unaudited consolidated statement of income for such year, certified by a Responsible Officer as fairly presenting in all material respects (subject to normal year-end audit adjustments and the absence of footnotes) the results of operations of Holdings SPE and its consolidated Subsidiaries for the period then ended; and

      (ii) as soon as available, but in any event not later than 50 days after the end of each of the first three quarterly periods of each fiscal year of Holdings SPE, commencing with the fiscal quarter ending closest to June 30, 2013, the unaudited consolidated balance sheet of the Borrower or Holdings SPE and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statement of income for such quarter and the portion of the fiscal year through the end of such quarter, certified by a Responsible Officer as fairly presenting in all material respects (subject to normal year-end audit adjustments and the absence of footnotes) the results of operations of Holdings SPE and its consolidated Subsidiaries for the period then ended;

(b) with respect to the financial statements of the Consolidated Horizon Alaska Route Business:

(i) within 40 days (or 45 days, for the final month of any fiscal quarter) after the end of each fiscal month of the Parent, commencing with the fiscal month ending closest to February 28, 2013, a monthly report of Alaska reporting volumes and capacity utilization and an unaudited statement of operating income (including capital expenditures and drydocking costs) of the Consolidated Horizon Alaska Route Business, setting forth in each case in comparative form the figures as at the end of and for such corresponding period in the previous year and actual performance compared to the budget for the relevant fiscal year (or the Projections if no such budget has been delivered); provided that, such reports and information required by this subclause (i) to be delivered within 40 days after the end of the fiscal month ending closest to February 28, 2013 shall also include all such required reports and information for the fiscal month ended January 20, 2013;

(ii) within 50 days after the end of each of the first three quarterly periods of each fiscal year of the Parent, commencing with the fiscal quarter ending closest to June 30, 2013, an unaudited consolidated statement of operating income (including capital expenditures and drydocking costs) of the Consolidated Horizon Alaska Route Business as at the end of such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures as of the end of and for the corresponding period in the previous year (but only commencing with the quarterly statement of operating income for fiscal quarter ending closest to March 31, 2014) and actual performance compared to the budget for the relevant fiscal year (or the Projections if no such budget has been delivered), certified by a Responsible Officer as fairly stating in all material respects the Consolidated Horizon Alaska Route EBITDA for the period then ended;

(iii) within 100 days after each fiscal year of the Parent, commencing with the fiscal year ended on or about December 31, 2012, an unaudited consolidated statement of operating income (including capital expenditures and drydocking costs) of the Consolidated Horizon Alaska Route Business as at the end of such year, setting forth in comparative form the figures for the previous year (but only commencing with the annual statement of operating income for fiscal year ending on or about December 31, 2014) and actual performance compared to the budget for the relevant fiscal year (or the Projections if no such budget has been delivered).

(c) The Required Lenders shall have the right, at the sole expense of the Borrower no more than one time per fiscal year (and not before the end of the fiscal year ending on or about December 31, 2013), to engage a third party reasonably acceptable to the Borrower (it being understood that Asenti Diligence Partners is acceptable to the Borrower) to perform a quality of earnings analysis and to prepare a quality of earnings report with respect to the Consolidated Horizon Alaska Route Business and any financial statements delivered pursuant to Section 5.1(a) for the prior fiscal year; provided that Borrower’s obligation with respect to such expense in any fiscal year shall in no event exceed $60,000; provided that such cap shall not apply with respect to additional work that is required as a result of any material discrepancy (which discrepancy the Required Lenders determine in good faith could be materially adverse to the interests of the Lenders, and it is understood that the discrepancy may be materially adverse to the Lenders whether or not such discrepancy results in a failure to comply with Section 6.1) between the information provided under Section 5.1 and the findings of the third party engaged in accordance with this subsection with respect to (i) the implementation of the Methodology or the calculation of Consolidated Horizon Alaska Route EBITDA or (ii) any information provided under Section 5.1(a)).

(d) All financial statements shall be prepared in reasonable detail and in accordance with GAAP (except to the extent GAAP does not apply) applied (subject to Section 9.16) consistently throughout the periods reflected therein and with prior periods (except as approved by such officers and disclosed therein).

Documents required to be delivered pursuant to this Section may be delivered by posting such documents electronically with notice of such posting to the Administrative Agent and each Lender and if so posted, shall be deemed to have been delivered on the date on which such documents are posted on Holdings SPE’s behalf on the E-System or another relevant website, if any, to which each Lender and the Administrative Agent have been granted access (whether a commercial, third-party website or whether sponsored by the Administrative Agent).

5.2 Certificates; Other Information.

(a) Furnish to the Administrative Agent for delivery to each Lender, or, in the case of clause (v), to the relevant Lender:

(i) concurrently with the delivery of any financial statements pursuant to Section 5.1, (A) a certificate of a Responsible Officer on behalf of Holdings SPE stating that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate and (B) (x) if applicable for such period, a Compliance Certificate containing all information and calculations necessary for determining the Consolidated Horizon Alaska Route EBITDA and compliance with the provisions of Section 6.1 as of the last day of the fiscal quarter or fiscal year of Parent, and (y) to the extent not previously disclosed to the Agent, a description of any change in the identity of Persons required to be guarantors under the Guaranty Agreements, or jurisdiction of organization of any other Loan Party;

(ii) as soon as available, but in any event not later than 90 days after the end of each fiscal year of the Parent (commencing with the fiscal year ending on or about December 31, 2013 a reasonably detailed consolidated budget for the following fiscal year in a form consistent with the Projections or otherwise acceptable to the Required Lenders (including a consolidated statement of projected operating income for the Consolidated Horizon Alaska Route Business) (collectively, the “Annual Budget”);

(iii) within the time period permitted for the delivery of any financial statements pursuant to Section 5.1(a), an updated Perfection Certificate with respect to each Loan Party;

(iv) promptly, such additional financial and other information (including information required by the USA Patriot Act) as the Administrative Agent (for its own account or upon the reasonable request from any Lender) may from time to time reasonably request; and

(v) within three Business Days of receipt, a copy of any document, notice or other writing with respect to any claim delivered by any party pursuant to any Vessel Transaction Document.

(b) Upon the request of the Administrative Agent or the Required Lenders, participate in a meeting of the Administrative Agent and the Lenders once during each Fiscal Year to be held at such location as may be agreed to by the Borrower and the Administrative Agent at such time as may be agreed to by the Borrower and the Administrative Agent.

Documents required to be delivered pursuant to this Section may be delivered by posting such documents electronically with notice of such posting to the Administrative Agent and each Lender and if so posted, shall be deemed to have been delivered on the date on which such documents are posted on Holdings SPE’s or the Borrower’s behalf on the E-System or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent).

5.3 Payment of Taxes. Cause all material assessments and taxes imposed, levied, or assessed against any Loan Party or any of their respective assets or in respect of any of its income, businesses, or franchises to be paid in full, before delinquency or before the expiration of any extension period, except to the extent that the validity of such assessment or tax shall be the subject of a Permitted Protest and so long as, in the case of an assessment or tax that has or may become a Lien against any of the Collateral, such contest proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such assessment or tax. Each Loan Party will make timely payment or deposit of all material tax payments and withholding taxes required of it and them by applicable laws.

5.4 Conduct of Business and Maintenance of Existence, etc.; Compliance; Environmental Laws. (a) (i) Preserve, renew and keep in full force and effect its corporate or other existence and (ii) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Section 6.4 or except, in the case of clause (ii) above, to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect; and (b) comply with all Requirements of Law and any Contractual Obligation of the Loan Parties except to the extent that failure to comply therewith would not, in the aggregate, reasonably be expected to have a Material Adverse Effect. Except where the failure to so comply would not, in the aggregate, have a Material Adverse Effect, each Loan Party shall comply with Environmental Laws, which compliance shall include obtaining, maintaining and complying in all material respects with all required Environmental Permits.

5.5 Maintenance of Property; Insurance. (a) Keep all Property material to the conduct of its business in reasonably good working order and condition, ordinary wear and tear excepted except where a failure to do so, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(b) Take all reasonable and necessary steps, including, in any proceeding before the United States Patent and Trademark Office or the United States Copyright Office, to maintain and pursue each application (and to obtain the relevant registration) and to maintain each registration of the Intellectual Property, including, filing of applications for renewal, affidavits of use and affidavits of incontestability, except in each case to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect.

(c) Maintain with financially sound and reputable insurance companies insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business and operating in the same or similar locations or as is required by applicable Law, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons. Maintain insurance with respect to each Acquired Vessel in accordance with the requirements of Section 10(a) of the Bareboat Charter (as in effect on the Closing Date) in all material respects. Obtain prior to the Closing Date the consents and confirmations listed on Schedule 5.5.

5.6 Books and Records; Inspection of Property; Discussions. (a) Keep proper books of records and account in which full, true and correct entries which permit the preparation of financial statements in accordance with GAAP shall be made of all material dealings and transactions in relation to its business and activities, (b) permit representatives of any Lender to visit and inspect any of its properties (in the case of any real property lease, to the extent permitted in the relevant lease agreement) and examine and make abstracts from any of its books and records upon reasonable prior notice and during normal business hours (provided that such visits shall be coordinated by the Administrative Agent), (c) permit representatives of any Lender to have reasonable discussions regarding the business, operations, properties and financial and other condition of the Loan Parties with officers and employees of each Loan Party (provided that any Lender shall coordinate any request for such discussions through the Administrative Agent) at mutually convenient times and reasonable intervals upon reasonable prior notice and during normal business hours and (d) permit representatives of the Administrative Agent upon reasonable prior notice to have reasonable discussions regarding the business, operations, properties and financial and other condition of such Loan Party with its independent certified public accountants; provided that a Responsible Officer of such Loan Party shall be present during such discussion, and provided, further, that, excluding any such visits and inspections during the continuation of an Event of Default (i) the Administrative Agent and the Lenders shall not exercise such rights more than two times (in the aggregate) in any calendar year and (ii) only one such visit shall be at the Borrower’s expense; provided further that when an Event of Default or Specified Default exists, the Administrative Agent (or any of its representatives or independent contractors) or any representative of the Required Lenders may do any of the foregoing at the expense of the Borrower at any time during normal business hours and upon reasonable advance notice. Notwithstanding anything in this Section 5.6 to the contrary, none of the Loan Parties or any of their officers or employees will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter (i) in respect of which disclosure to the Agents or any Lender (or its representatives or agents) is prohibited by applicable law or binding agreement or (ii) that is subject to attorney-client privilege or constitutes attorney work product.

5.7 Notices. Promptly upon a Responsible Officer of any Loan Party obtaining knowledge thereof, give notice to the Administrative Agent (who shall promptly notify each Lender) of:

(a) the occurrence of any Default, Specified Default or Event of Default;

(b) any litigation, investigation or proceeding which may exist at any time between any Loan Party and any other Person, that in either case, would reasonably be expected to be adversely determined, and, if so determined, would reasonably be expected to have a Material Adverse Effect;

(c) within 30 days after any Loan Party knows of the occurrence of an ERISA Event that, individually or in the aggregate, could have a Material Adverse Effect; and;

(d) any development or event that has had or would reasonably be expected to have a Material Adverse Effect;

(e) the acquisition of any Property in excess of $1,000,000 after the Closing Date in which the Collateral Agent does not already have a perfected security interest and in which a security interest is required to be created or perfected pursuant to Section 5.8; provided that compliance with this clause (e) shall be waived to the extent the Loan Parties have complied with the requirements of Section 5.8 within the time periods specified therein; and

(f) the occurrence of any (i) Environmental Claim against any Loan Party or any its Subsidiaries, (ii) Environmental Claim related to any Loan Party or its Subsidiaries currently or formerly owned, leased or operated real property, or (iii) any non-compliance with any Environmental Law or Environmental Permit, in each case, that has had or would reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to clause (a) of this Section shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action such Loan Party or the relevant Subsidiary proposes to take with respect thereto.

5.8 Additional Collateral, etc. (a) With respect to any personal property or Intellectual Property (other than assets expressly excluded from the Collateral pursuant to the Security Documents) located in the United States acquired or created after the Closing Date by any Loan Party (other than (x) any property subject to a Lien expressly permitted by Section 6.3(g) and (y) Instruments, Certificated Securities, Securities and Chattel Paper, which are referred to in the last sentence of this paragraph (a)) as to which the Collateral Agent for the benefit of the Secured Parties does not have a perfected Lien, promptly, but in any case within 30 days, (i) give written notice of such property to the Collateral Agent and execute and deliver to the Collateral Agent such amendments to the Security Agreement or such other Security Document or other documents as the Collateral Agent (acting solely at the written direction of the Administrative Agent, acting solely at the written direction of the Required Lenders) reasonably requests to grant to the Collateral Agent for the benefit of the Secured Parties a first priority (subject to Permitted Liens) security interest in such Property and (ii) take all actions reasonably requested by the Collateral Agent (acting solely at the written direction of the Administrative Agent, acting solely at the written direction of the Required Lenders) to grant to the Collateral Agent for the benefit of the Secured Parties a first priority (subject to Permitted Liens) perfected security interest (to the extent required by the Security Documents) in such property (with respect to property of a type owned by a Loan Party as of the Closing Date to the extent the Collateral Agent for the benefit of the Secured Parties, has a perfected security interest in such property as of the Closing Date), including, without limitation, the filing of UCC financing statements in such jurisdictions as may be required by the Security Agreement or by law or as may be reasonably requested by the Collateral Agent (acting solely at the written direction of the Administrative Agent, acting solely at the written direction of the Required Lenders). Any Instrument, Certificated Security (other than in respect of the Capital Stock of any Subsidiary), Security or Chattel Paper in excess of $1,000,000 shall be promptly delivered to the Collateral Agent indorsed to the Collateral Agent to be held as Collateral pursuant to the relevant Security Document.

(b) Notwithstanding anything to the contrary in any Loan Document, this Section shall not apply with respect to any collateral to the extent the Required Lenders have determined in writing that the value of such collateral to which this Section would otherwise apply is insufficient to justify the difficulty, time and/or expense of obtaining a perfected Lien therefrom.

5.9 Further Assurances. Maintain the security interest created by the Security Documents as a first priority (subject to Permitted Liens) perfected security interest (to the extent such security interest can be perfected through (a) the filing of UCC-1 financing statements, (b) the execution and delivery of a Control Agreement, (c) the Intellectual Property filings to be made pursuant to any Security Agreement or (d) the delivery of Pledged Securities required to be delivered under any Security Agreement), subject to the rights of the Loan Parties under the Loan Documents to dispose of the Collateral. From time to time the Loan Parties shall execute and deliver, or cause to be executed and delivered, such additional instruments, certificates or documents, and take all such actions, as the Collateral Agent (acting solely at the written direction of the Administrative Agent, acting solely at the direction of the Required Lenders) may reasonably request for the purposes of implementing or effectuating the provisions of this Agreement and the other Loan Documents, or of renewing the rights of the Secured Parties with respect to the Collateral as to which the Collateral Agent, for the ratable benefit of the Secured Parties, has a perfected Lien pursuant hereto or thereto, including, without limitation, filing any financing or continuation statements or financing change statements under the Uniform Commercial Code (or other similar laws) in effect in any United States jurisdiction with respect to the security interests created by the Security Documents.

5.10 Use of Proceeds. Use the proceeds of the Loans made on the Closing Date, first, to effect the Transactions occurring on the Closing Date and any remaining amounts shall be used thereafter to pay related fees, commissions and expenses.

5.11 Post-Closing Covenants.

(a) Obtain an extension of the terms of (and maintain in effect) the Land Use Agreements that are reasonably necessary to operate the Acquired Vessels, in each case on or prior to the earlier of June 30, 2015 and the date that is six months prior to the expiration of such Land Use Agreements. Notify in writing and provide evidence to the Administrative Agent within one Business Day after receipt of such extension and, upon the request of any Lender, provide the Lenders with information as to the status of such request for extension.

(b) (i) Upon the earlier of (x) the date that Land Use SPE executes and delivers the Land Use Assignment Agreement in connection with subclause (iii) below and (y) the date that is 90 days after the Closing Date (the earlier of such dates, the “Land Use Agreement Assignment Date”), cause Land Use SPE to become qualified to do business as a foreign limited liability company in the state of Alaska.

    (ii) Exercise commercially reasonable efforts to cause, as soon as practicable after the Land Use Agreement Assignment Date, a memorandum of lease with respect to, (x) the Lease of Lot 4A, Port of Anchorage Subdivision, dated July 2, 2003, between MOA and Horizon Lines of Alaska, and (y) the Consolidated Amendment to Preferential Usage Agreement and Leases and Revocable Use Permits, effective January 1, 2011, between MOA and Horizon Lines of Alaska, to be submitted for recording.

    (iii) Cause all or substantially all of the rights of Horizon Lines of Alaska under the Land Use Agreements to be transferred pursuant to the Land Use Assignment Agreement, subject to the concurrent lease or sublicense by Land Use SPE of the rights under the Land Use Agreements to the Vessel Lessee or Land Use Lessee pursuant to the Land Use Agreement Lease, on or prior to the date that is 90 days after the Closing Date.

    (iv) Exercise commercially reasonable efforts to cause, as soon as practicable after the Land Use Agreement Assignment Date, the original of, or a memorandum of, the Land Use Assignment Agreement to be submitted for recording.

    (v) Substantially concurrently with the transfer described in the foregoing subclause (iii), cooperate with the Administrative Agent to obtain an amended limited liability report described in clause (a) of the definition of Title Report as of the date of such transfer (or deliver to the Administrative Agent a limited liability report described in clause (b) of the definition of Title Report as of the date of such transfer) showing absence of any Liens (other than the Permitted Liens) on the interests of Horizon Lines of Alaska on the assets being transferred, including a release of any Liens (other than the Permitted Liens) in connection with the ABL Credit Agreement, the Indentures and the $20 Million Loan Agreement.

    (vi) Notify in writing and provide to the Administrative Agent a fully executed copy of any memorandum executed pursuant to the foregoing subclause (i), the Land Use Assignment Agreement, Land Use Agreement Lease and Land Use Agreement Lease Guaranty, within one Business Day after execution thereof, together with (A) as of the date of (or as of a recent date prior to the date of) the execution of the Land Use Assignment Agreement, Land Use Agreement Lease and Land Use Agreement Lease Guaranty, an Alaska Certificate of Compliance evidencing Land Use SPE is registered in Alaska and has filed all reports and paid all fees due as of the date of such Certificate and (B) (in the case of the executed Land Use Assignment Agreement, Land Use Agreement Lease and Land Use Agreement Lease Guaranty) an opinion of Kirkland & Ellis LLP and Lane Powell P.C., New York and Alaska counsel, respectively, for the Land Use SPE and the Land Use Agreement Lease Guarantors, with respect to the matters described in Exhibit T-1 hereto, and, upon the request of any Lender, provide such Lender with information as to the status of the execution and delivery of the memoranda, the Land Use Assignment Agreement, Land Use Agreement Lease and Land Use Agreement Lease Guaranty.

(c) Exercise commercially reasonable efforts to obtain, as soon as practicable after the Closing Date, approval from MOA, in form reasonably satisfactory to the Required Lenders, for Land Use SPE to grant a security interest in its rights in the Land Use Agreements to the Collateral Agent for the benefit of the Secured Parties to secure the Obligations. Land Use SPE shall notify the Administrative Agent in writing within one Business Day after receipt of any such approval and shall, upon the request of any Lender, provide such Lender with information as to the status of such request for approval. Within five (5) Business Days after receipt of such approval, Land Use SPE shall take such actions listed on Schedule 5.11(c).

(d) To the extent not delivered on the Closing Date, deliver to the Administrative Agent on or prior to the date that is 3 Business Days after the Closing Date copies of all certificates evidencing pledged equity interest constituting Collateral.

(e) Promptly after the recording referred to in clause (ii) below has occurred, favorable written opinions of Blank Rome LLP, as maritime counsel to the Loan Parties regarding (i) the Borrower’s ownership of record of the Acquired Vessels, (ii) the due recording of the Vessel Mortgage in the National Vessel Documentation Center of the U.S. Coast Guard and affirmation that such office is the only office in which the filing and recording of the Vessel Mortgage is necessary, (iii) the status of the Vessel Mortgage as a “preferred mortgage” on the Acquired Vessels under Chapter 313 of Title 46 of the United States Code, and (iv) the absence of any liens of record on the Acquired Vessels filed or recorded prior in time to the Vessel Mortgage except Permitted Liens (such maritime counsel may rely solely on a Certificate of Ownership of Vessel (U.S. Coast Guard Form CG-1330) or Abstracts of Title (U.S. Coast Guard Form CG-1332) in rendering the foregoing opinions).

5.12 Separate Existence. Comply with the “Special Purpose Provisions” as such term is defined in the Borrower’s Operating Agreement, Land Use SPE’s Operating Agreement and Holdings SPE’s Operating Agreement.

5.13 Collateral Accounts.

(a) Cause all payments under the Bareboat Charter, the Bareboat Charter Guaranty, the Land Use Agreement Lease and all proceeds of insurance relating to the Vessels and any other funds to be deposited directly into the applicable Collateral Account. In the event that any Loan Party receives any such payment outside of the applicable Collateral Account, such Loan Party shall deposit such funds within one Business Day into the Collateral Account.

(b) Not close any Collateral Account without the prior consent of the Required Lenders (which consent shall not be unreasonably withheld or delayed).

(c) Not permit Holdings SPE to deposit any funds into any Deposit Account (as defined in the Security Agreement) unless there is a Control Agreement in effect relating to such Deposit Account (unless it is an Excluded Account as defined in the Security Agreement).

5.14 Security Documents.

Make all filings (including filings of continuation statements and amendments to UCC financing statements that may be necessary to continue the effectiveness of such UCC financing statements) necessary to maintain (at the sole cost and expense of the Loan Parties) the security interest created by the Security Documents in the Collateral as a first priority perfected security interest to the extent perfection is required by the Security Documents, subject only to Permitted Liens.

5.15 Recording and Opinions. Furnish to the Collateral Agent in April (and no later than April 15) of each year, so long as any Loans are outstanding, beginning with April 15, 2014, an Opinion of Counsel, dated as of such date, stating that, in the opinion of such counsel, all such action has been taken with respect to the recording, filing, re-recording and refiling of Liens under the Security Documents on Article 9 Collateral, on collateral consisting of Acquired Vessels with respect to which Liens are perfected by recording a mortgage with the National Vessel Documentation Center of the U.S. Coast Guard, and on collateral with respect to which Liens are perfected by filings with the United States Patent and Trademark Office and the United States Copyright Office, as is necessary to maintain the perfection of such Liens, and reciting the details of such action, or stating that in the opinion of such counsel no such action is required to maintain the perfection of such Liens. For purposes of the foregoing, the term “Article 9 Collateral” shall mean Collateral with respect to which a Lien thereon may be perfected by the filing of a UCC-1 financing statement pursuant to the UCC as adopted in the jurisdiction of organization of the applicable Loan Party.

SECTION 6. NEGATIVE COVENANTS

The Loan Parties (each on behalf of itself and each of its Subsidiaries) hereby agree that, so long as the Commitments remain in effect or any Loan or other amount is owing to any Lender or the Agents hereunder (other than Unasserted Obligations), the Loan Parties shall not (whether or not within their control), and shall not permit any of their Subsidiaries to:

6.1 Financial Covenant. Permit at the end of any fiscal quarter set forth in the table set forth in Schedule 6.1, the Consolidated Horizon Alaska Route EBITDA for the four quarters then ended to be less than the amount set forth on such Schedule opposite such fiscal quarter.

6.2 Indebtedness. Create, issue, incur, assume, or suffer to exist any Indebtedness, other than Permitted Indebtedness.

6.3 Liens. Create, incur, assume or suffer to exist any Lien upon any of its Property, whether now owned or hereafter acquired, other than Permitted Liens.

6.4 Fundamental Changes. Consummate any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of all or substantially all of its Property or business (except for Permitted Dispositions of the type listed in clause (g) thereof and Liens granted under the Loan Documents).

6.5 Dispositions of Property. Dispose of any of its owned Property (including, without limitation, receivables) whether now owned or hereafter acquired other than Permitted Dispositions.

6.6 Restricted Payments. Declare or pay any dividend on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of any Loan Party, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of such Loan Party (collectively, “Restricted Payments”; provided that reimbursements to the Vessel Lessee from the proceeds of insurance for expenditures made by the Vessel Lessee to acquire or repair Vessel Related Assets or other assets useful with respect to the Acquired Vessels or to replace damaged or destroyed assets shall not in any event be Restricted Payments), at any time when any Default, Event of Default or Specified Default has occurred and is continuing; provided that the Loan Parties shall only be permitted to make Restricted Payments within the 10-day period following any Interest Payment Date on the Loans to the extent of any excess, as determined on such date, of (a) the sum of the amount of Basic Hire (as defined in the Bareboat Charter) payments received from Vessel Lessee under the Bareboat Charter for the period since the Closing Date plus the amount of any Equity Funds contributed after the Closing Date, over (b) the sum of the amount of any payments required to be made by the Loan Parties hereunder through the most recent Interest Payment Date and the amount of any cash placed into reserves or other deposits by the Loan Parties that are Permitted Liens and not released from such reserves or deposits or paid out of such reserves or deposits to the Persons for whose benefit such reserves or deposits were established, including any Permitted Liens that are funded with Free Cash.

6.7 Investments. Make any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution to, or purchase any Capital Stock, bonds, notes, debentures or other debt securities of, or all or substantially all of the assets constituting an ongoing business from, or make any other investment in, any other Person (all of the foregoing, “Investments”), other than Permitted Investments.

6.8 Transactions with Affiliates. Enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of Property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate of a Loan Party unless such transaction is (a) otherwise not prohibited under this Agreement and (b) upon fair and reasonable terms no less favorable to such Loan Party, as the case may be, than it would obtain in a comparable arm’s-length transaction with a Person that is not an Affiliate. Notwithstanding the foregoing, the Loan Parties may enter into and consummate and perform their obligations under the Transactions, the Bareboat Charter, the Land Use Assignment Agreement and the Land Use Lease Agreement.

6.9 Changes in Fiscal Periods. Permit the fiscal year of any Loan Party to be changed from that in effect on the Closing Date or to differ from that of Horizon Lines, LLC.

6.10 Negative Pledge Clauses. Enter into any agreement (other than the Loan Documents and Transaction Documents) that prohibits or limits the ability of any Loan Party to create, incur, assume or suffer to exist any Lien upon any of its Property or revenues, whether now owned or hereafter acquired, to secure the Obligations or, in the case of any Guarantor, its obligations under the Loan Documents, except (i) the Vessel Transaction Documents and (ii) restrictions on transfers of assets subject to Liens permitted by clauses (d), (e), (h), (k), (l) and (m) of the defined term Permitted Liens.

6.11 Clauses Restricting Subsidiary Distributions. Enter into any consensual encumbrance or restriction on the ability of any Subsidiary of Borrower or Land Use SPE to (a) make Restricted Payments in respect of any Capital Stock of such Subsidiary held by, or pay any Indebtedness owed to, Borrower or Land Use SPE, respectively, or (b) make Investments in Borrower or Land Use SPE, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions existing under the Loan Documents and Transaction Documents as in effect on the date hereof, (ii) any restrictions regarding licenses or sublicenses by the Loan Parties of Intellectual Property in the ordinary course of business (in which case such restriction shall relate only to such Intellectual Property), (iii) Contractual Obligations incurred in the ordinary course of business which include customary provisions restricting the assignment of any agreement relating thereto, (iv) the Vessel Transaction Documents, (v) customary restrictions and conditions contained in any agreement relating to the sale or other Disposition of any Property pending the consummation of such sale or Disposition; provided that (x) such restrictions and conditions apply only to the Property to be sold or disposed of, and (y) such sale or other Disposition is permitted hereunder, and (vi) restrictions on transfers of assets subject to Liens permitted by Section 6.3 imposed by the holders of such Liens.

6.12 Lines of Business. Engage in any line of business, either directly or through any Subsidiary, except for the Business and the transactions contemplated by the Vessel Purchase Agreements, the Bareboat Charter, the Land Use Assignment Agreement and the Land Use Agreement Lease.

6.13 Limitation on Hedge Agreements. Enter into any Hedge Agreement.

6.14 Vessel Transaction Documents. Modify, supplement, amend or waive any provision of any Vessel Transaction Document without the consent of the Supermajority Lenders.

6.15 Additional Subsidiaries. Create any Subsidiary after the Closing Date.

SECTION 7. EVENTS OF DEFAULT

7.1 Events of Default.

If any of the following events shall occur and be continuing (whether or not within the control of any Loan Party):

(a) The Borrower shall fail to pay (i) any principal of any Loan when due in accordance with the terms hereof or (ii) any interest owed by it on any Loan, or any other amount payable by it hereunder or under any other Loan Document, within in the case of this clause (ii) five Business Days after any such interest or other amount becomes due in accordance with the terms hereof; or

(b) Any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or Transaction Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document or Transaction Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made or furnished; or

(c) Any Loan Party shall (i) default in the observance or performance of any agreement contained in Section 5.4(a)(i), Section 5.5(c), Section 5.7(a), Section 5.11, or Section 6 or (ii) default in the observance or performance of any agreement contained in Section 5.8 or Section 5.12, and, in the case of the foregoing clause (ii), such default shall continue unremedied for a period of 10 days after the earlier of (x) the date of the occurrence of such default and (y) such Loan Party receives from the Administrative Agent or any Lender written notice of the existence of such default; or

(d) Any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of 30 days after the earlier of (i) the date of the occurrence of such default and (ii) such Loan Party receives from the Administrative Agent or any Lender written notice of the existence of such default; or

(e) (i) Any Loan Party shall default in the payment of any principal of any Material Indebtedness (excluding the Obligations) on the stated final maturity thereof (as such maturity may have been extended prior to such default) or (ii) any Material Indebtedness of any Loan Party shall become due or be declared due and payable or be required to be prepaid or repurchased, in each case prior to the stated final maturity thereof (as such maturity may have been extended prior to becoming due, declared due and payable or required to be repaid or repurchased, respectively); or

(f) any Material Indebtedness of any Bareboat Charter Guarantor shall become due or be declared due and payable or be required to be prepaid or repurchased, in each case prior to the stated final maturity thereof (as such maturity may have been extended prior to becoming due, declared due and payable or required to be repaid or repurchased, respectively); or

(g) (i) any Loan Party shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or any Loan Party shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against any Loan Party any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed or undischarged for a period of 60 days; or (iii) there shall be commenced against any Loan Party any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against substantially all of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed pending appeal within 60 days from the entry thereof; or (iv) any Loan Party shall consent to or approve of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) any Loan Party shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(h) An ERISA Event shall occur which could reasonably be expected to result in a Material Adverse Effect; or

(i) One or more judgments or decrees shall be entered against any Loan Party involving for the Loan Parties, taken as a whole, a liability (to the extent not paid or covered by insurance or effective indemnity) of $5,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof; or

(j) (i) Any Loan Document or Transaction Document shall cease, for any reason (other than by reason of the express release thereof pursuant to Section 9.15) to be in full force and effect or shall be asserted in writing by any Loan Party party thereto not to be a legal, valid and binding obligation of such thereto, (ii) any security interest purported to be created by any Security Document and to extend to Collateral that is not immaterial to the Loan Parties on a consolidated basis shall cease to be, or shall be asserted in writing by any Loan Party not to be, a valid and perfected security interest (having the priority required by this Agreement or the relevant Security Document) in the securities, assets or properties covered thereby, except to the extent that any such loss of perfection or priority results from the failure of the Collateral Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Security Documents, or (iii) the Guarantees pursuant to the Guaranty and or pursuant to the Transaction Documents shall cease to be in full force and effect (other than in accordance with the terms thereof), or shall be asserted in writing by any party thereto (other than the Collateral Agent) not to be in effect or not to be legal, valid and binding obligations; or

(k) a Change of Control shall occur; or

(l) an “Event of Default” under and as defined in the Bareboat Charter shall have occurred; or

(m) a Specified Default shall have occurred; or

(n) any breach by any Horizon Party under the Horizon Party Agreement shall have occurred;

then, and in any such event, (A) if such event is an Event of Default specified in clauses (i), (ii), (iii) or (iv) of paragraph (g) above with respect to the Borrower, automatically the Commitments shall immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents shall immediately become due and payable (together in the case of an intentional action resulting in an Event of Default designed to avoid payment of the prepayment premium under Section 2.6, the prepayment premium as if an optional prepayment were being made), and (B) if such event is any other Event of Default, with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable. Except as expressly provided above in this Section or otherwise in any Loan Document, presentment, demand and protest of any kind are hereby expressly waived by the Loan Parties.

Each Agent, on behalf of itself and the Lenders, shall have the right to credit bid and purchase for the benefit of such Agent and the Lenders all or any portion of Collateral at any sale thereof conducted by such Agent under the provisions of the UCC, including pursuant to Sections 9-610 or 9-620 of the UCC, at any sale thereof conducted under the provisions of the Bankruptcy Code, including Section 363 thereof, or a sale under a plan of reorganization, or at any other sale or foreclosure conducted by such Agent (whether by judicial action or otherwise) in accordance with applicable Law.

Each Lender hereby agrees that, except as otherwise provided in any Loan Documents or with the written consent of the applicable Agent and the Required Lenders, it will not take any enforcement action, accelerate obligations under any Loan Documents, or exercise any right that it might otherwise have under applicable Law to credit bid at foreclosure sales, UCC sales or other similar dispositions of Collateral.

SECTION 8. THE AGENTS

8.1 Appointment. Each Lender hereby irrevocably appoints U.S. Bank National Association to act on its behalf as the Administrative Agent and as the Collateral Agent hereunder and under the other Loan Documents and Transaction Documents and authorizes each Agent to take such actions on its behalf and to exercise such powers as are delegated to such Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Agents and the Lenders, and the Borrower shall not have rights as a third-party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents or Transaction Documents (or any other similar term) with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

8.2 Delegation of Duties. Each Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document or Transaction Document by or through any one or more sub-agents appointed by such Agent. Such Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Agents and of any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Facility as well as activities as the Agents. No Agent shall be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that such Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

8.3 Exculpatory Provisions. (a) No Agent shall have any duties or obligations except those expressly set forth herein and in the other Loan Documents and Transaction Documents to which such Agent is a party, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, no Agent shall: (i) be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing; (ii) have any duty to take any discretionary action or exercise any discretionary powers, except (rights and powers that the Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents or Transaction Documents); provided that no Agent shall be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent to liability, unless the Required Lenders shall have provided such Agent an indemnity satisfactory to it, or that is contrary to any Loan Document or Transaction Document or applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law; and (iii) except as expressly set forth herein and in the other Loan Documents and Transaction Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by such Agent or any of its Affiliates in any capacity. The execution or taking of any action by an Agent at or in connection with a closing in the presence or at the request of the Lenders or their counsel shall be conclusive evidence of each such Lender’s authorization to such Agent to take such action. Notwithstanding anything herein or elsewhere to the contrary, each Agent shall be entitled to refrain from any act or the taking of any act (including the failure to take an action) in connection herewith or any of the other Loan Documents or Transaction Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder (including, without limitation, any release of Collateral) unless and until such Agent shall have received written instructions in respect thereof from the Required Lenders (or such other Lenders or others as may be required to give such instructions in accordance with the express provisions hereof) or their counsel and, upon receipt of such instructions from the Required Lenders (or such other Lenders or others as may be required to give such instructions in accordance with the express provisions hereof) or their counsel, such Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions. None of the Lenders or the Borrower (or any of their respective Affiliates) shall have any right of action whatsoever against any Agent as a result of such Agent acting or (where so instructed) refraining from acting hereunder or any of the other Loan Documents or Transaction Documents in accordance with the instructions of the Required Lenders (or such other Lenders or others as may be required to give such instructions in accordance with the express provisions hereof) or their counsel. No Agent shall exercise any discretionary rights under this Agreement or the other Loan Documents or Transaction Documents without the consent of the Required Lenders. No Agent shall be under any obligation to institute, conduct or defend any litigation under this Agreement or otherwise, or in relation to this Agreement or any other Loan Document or Transaction Document, at the request, order or direction of the Required Lenders, unless the Required Lenders shall have offered such Agent security or indemnity satisfactory to it against the costs, expenses and liabilities that may be incurred by such Agent therein or thereby.

(b) No Agent shall be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as such Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 8 and Section 9.1), or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and non-appealable judgment. No Agent shall be deemed to have knowledge or notice of the occurrence of any Default unless and until such Agent shall have received written notice from a Lender or the Borrower referring to this Agreement, describing such Default and stating that such notice is a “notice of default.”

(c) No Agent-Related Person shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document or Transaction Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or Transaction Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than (in the case of the Administrative Agent) to confirm receipt of items expressly required to be delivered to it. Nothing herein or in any Loan Document or Transaction Document shall require any Agent to (vi) file any financing statement, continuation statement or amendment thereto in any public office at any time or times or to otherwise take any action to perfect or maintain the perfection of the Lien on any Collateral granted to any Agent hereunder or under any Loan Document (including, without limitation, all of the filings and recordings described or specified in Section 3.17 and Schedule 3.17), (vii) give notice of any such Lien to any third party, or (viii) monitor the performance of the Borrower of its obligations hereunder.

(d) Without limiting the generality of the foregoing, each Agent (i) may consult with legal counsel (including its own counsel or counsel for Borrower or any Lender), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by them in accordance with the advice of such counsel, accountants or experts; (ii) makes no warranty or representation to Borrower or any Lender for any statements, warranties or representations made in or in connection with any Loan Document or Transaction Document; (iii) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of any Loan Document or Transaction Document on the part of any party thereto or to inspect the property (including the books and records) of Borrower or any other Person; and (iv) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of any Loan Document or Transaction Document or any other instrument or document furnished pursuant hereto or thereto. Except as otherwise provided under this Agreement, each Agent shall take such action with respect to the Loan Documents and Transaction Documents as shall be directed by the Required Lenders.

8.4 Reliance by the Agents. Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to any Borrowing that by its terms shall be fulfilled to the satisfaction of a Lender, each Agent may presume that such condition is satisfactory to such Lender unless such Agent shall have received notice to the contrary from such Lender prior to any such Borrowing. Each Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. Without limiting the generality of the foregoing, to the extent that this Agreement or any other Loan Document or Transaction Document requires any Agent to exercise any discretion or otherwise act or refrain from acting and such Agent believes that adequate instruction or direction is not provided by the express terms of this Agreement or any other Loan Document or Transaction Document, such Agent shall promptly give notice (in such form as shall be appropriate under the circumstances) to the Lenders requesting instruction as to the course of action to be adopted. To the extent any Agent acts, or refrains from acting, in good faith in accordance with any written instruction of the Required Lenders, such Agent shall not be liable on account of such action to any Person. If such Agent shall not have received appropriate instruction within ten (10) days of such notice (or within such shorter period of time as reasonably may be specified in such notice or may be necessary under the circumstances) it may, but shall be under no duty to, take or refrain from taking such action or omission as it shall deem to be in the best interests of the Lenders, and shall have no liability to any Person for such action or inaction.

8.5 Non-Reliance on Agents and Other Lenders. Each Lender expressly acknowledges that none of the Agents nor any of their Related Parties have made any representations or warranties to it and that no act by the Agents hereafter taken, including any review of the affairs of a Loan Party or any affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by any Agent to any Lender. Each Lender represents to the Agents that it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of, and investigation into, the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under the applicable Loan Documents or Transaction Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Agents hereunder, the Agents shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any affiliate of a Loan Party that may come into the possession of either Agent or any of its Related Parties.

8.6 Indemnification. Whether or not the Transactions are consummated, each Lender shall indemnify upon demand each Agent-Related Person (to the extent not reimbursed by or on behalf of the Borrower and without limiting the obligations of any Loan Party to do so) on a pro rata basis (determined as of the time that the applicable payment is sought based on each Lender’s ratable share at such time) and hold harmless each Agent-Related Person against any and all Indemnified Liabilities incurred by it; provided that no Lender shall be liable for payment to any Agent-Related Person of any portion of such Indemnified Liabilities to the extent determined in a final, non-appealable judgment of a court of competent jurisdiction to have resulted from such Agent-Related Person’s own gross negligence or willful misconduct (and no action taken in accordance with the directions of the Required Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section). In the case of any investigation, litigation or proceeding giving rise to any Indemnified Liabilities, this Section applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person. Without limitation of the foregoing, each Lender shall reimburse each Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including the fees, disbursements and other charges of counsel) incurred by each Agent in connection with preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights and responsibilities under, this Agreement, any other Loan Document or Transaction Document, or any document contemplated by or referred to herein, to the extent that each Agent is not reimbursed for such costs or expenses by or on behalf of the Borrower. The agreements in this Section 8.6 shall survive the payment of the Loans and all other amounts payable hereunder.

To the extent required by any applicable Law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any U.S. Federal Income Tax. If the IRS or any other Governmental Authority asserts a claim that the Administrative Agent did not properly withhold U.S. Federal Income Taxes from amounts paid to or for the account of any Lender because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify the Administrative Agent of a change in circumstance which rendered the exemption from, or reduction of, U.S. Federal Income Taxes ineffective or for any other reason, or if the Administrative Agent reasonably determines that a payment was made to a Lender pursuant to this Agreement without deduction of applicable withholding tax from such payment, such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as Taxes or otherwise, including any penalties or interest and together with all reasonable costs and out-of-pocket expenses (including reasonable fees and expenses of counsel) incurred in connection therewith.

8.7 Agent in Its Individual Capacity. Any Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent hereunder, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as such Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for, and generally engage in any kind of business with, the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not an Agent hereunder and without any duty to account therefor to the Lenders.

8.8 Successor Agents. The Administrative Agent and the Collateral Agent may resign upon 30 days’ notice to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall appoint from among the Lenders a successor agent (which may be an Affiliate of a Lender but not of a Loan Party), with the consent of the Borrower at all times other than during the existence of an Event of Default (which consent shall not be unreasonably withheld or delayed). If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment prior to the effective date of the resignation of the Administrative Agent or the Collateral Agent, as applicable, then the Administrative Agent or the Collateral Agent, as applicable, may (but shall not be obligated to), on behalf of the Lenders, appoint a successor Administrative Agent or Collateral Agent, as applicable. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on such effective date, where (i) the retiring Administrative Agent or Collateral Agent, as applicable, shall be discharged from its duties and obligations hereunder and under the other Loan Documents and Transaction Documents (except that in the case of any collateral security held by the Administrative Agent or the Collateral Agent, as applicable, on behalf of the Lenders under any of the Loan Documents, the retiring Administrative Agent or Collateral Agent, as applicable, may (but shall not be obligated to) continue to hold such collateral security until such time as a successor Administrative Agent or Collateral Agent, as applicable, is appointed) and (ii) all payments, communications and determinations provided to be made by, to or through the Administrative Agent or the Collateral Agent, as applicable, shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent or Collateral Agent, as applicable, as provided for above. In addition, the Required Lenders may instruct the Administrative Agent or the Collateral Agent, as applicable, to resign upon 30 days’ notice to the Borrower and the Administrative Agent or the Collateral Agent, as applicable, and shall specify in such notice a successor Administrative Agent or Collateral Agent, as applicable, (which successor shall be subject to the consent of the Borrower at all times other than during the existence of an Event of Default (which consent shall not be unreasonably withheld or delayed)). Upon the acceptance of a successor’s appointment hereunder as the Administrative Agent or the Collateral Agent, as applicable, hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Administrative Agent or Collateral Agent, as applicable, and the retiring Administrative Agent or Collateral Agent, as applicable, shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents or Transaction Documents. The fees payable by the Borrower to a successor Administrative Agent or Collateral Agent, as applicable, shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s or Collateral Agent’s, as applicable, resignation hereunder and under the other Loan Documents and Transaction Documents, the provisions of this Article and Section 8.3 shall continue in effect for the benefit of such retiring Administrative Agent or Collateral Agent, as applicable, their respective sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent or Collateral Agent, as applicable, was acting as the Administrative Agent or the Collateral Agent, as applicable.

8.9 Authorization to Release Liens and Guarantees. The Agents are hereby irrevocably authorized by each of the Lenders to effect any release of Liens or Guarantee Obligations contemplated by Section 9.15 or upon written instruction of the Lenders or Required Lenders, as applicable.

8.10 Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to Holdings SPE, the Borrower or any Subsidiary, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Agents (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Agents and their respective agents and counsel and all other amounts due to the Lenders and the Agents under Section 9.5(a)) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 9.5(a).

8.11 Rights of All Agents. All of the rights, privileges, protections, immunities and indemnities provided to each Agent hereunder shall be applied equally to, and exercisable by, each other Agent.

SECTION 9. MISCELLANEOUS

9.1 Amendments and Waivers.

(a) Neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section. The Required Lenders and each Loan Party to the relevant Loan Document may, or, with the written consent of the Required Lenders, the Administrative Agent and each Loan Party to the relevant Loan Document may, from time to time, (i) enter into written amendments, supplements or modifications hereto and to the other Loan Documents or (ii) waive, on such terms and conditions as the Required Lenders or the Administrative Agent may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (i) forgive, contractually subordinate or reduce the principal amount or extend the final scheduled date of maturity of any Loan, extend the scheduled date or reduce the amount of any scheduled amortization payment in respect of any Loan, reduce the stated rate of any interest or fee payable hereunder (except that any waiver of post-default rates of interest shall not constitute a reduction in the rate of interest for purposes of this clause (i)) or extend the scheduled date of any principal, interest or fee payment thereof (other than mandatory prepayments pursuant to Section 2.7(a), the payments of which may be waived, postponed or delayed with the consent of the Supermajority Lenders), in each case without the written consent of each Lender directly and adversely affected thereby; (ii) eliminate or reduce the voting rights of any Lender under this Section without the written consent of such Lender; (iii) amend the definition of “Required Lenders”, consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents and Transaction Documents, release any Acquired Vessel or all or substantially all of the Collateral or release all or substantially all of the Guarantors from their obligations under any Security Document or any Guaranty, in each case without the written consent of all Lenders; (iv) amend, modify or waive any provision of paragraph (a) or (b) of Section 2.9 without the written consent of each Lender directly and adversely affected thereby; (v) amend, modify or waive any provision of this Agreement or any other Loan Document or Transaction Document that adversely affects an Agent without the written consent of the applicable Agent; or (vi) amend the assignment provisions of Section 9.6(b) to make such provisions more restrictive without the written consent of the Supermajority Lenders.

(b) Each waiver or consent under any Loan Document shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on any Loan Party shall entitle any Loan Party to any notice or demand in the same, similar or other circumstances. No failure on the part of any Secured Party to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right.

(c) Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Agents and all future holders of the Loans. In the case of any waiver, the Loan Parties, the Lenders and the Agents shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing unless limited by the terms of such waiver, but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent on any such subsequent or other Default or Event of Default.

9.2 Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including telecopy and electronic mail), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice or, subject to the last sentence of this Section 9.2, electronic mail notice, when received (provided that with respect to notices, requests or demands sent (x) via telecopy, such communication shall not be deemed to be received until the next business day of such recipient if such communication is sent after normal business hours on a business day for such recipient and (y) via electronic mail, such communication shall be deemed to be received upon the sender’s receipt of an acknowledgement from the intended recipient, such as by the “return receipt requested” function, as available, return email or other written acknowledgment), addressed as follows in the case of Holdings SPE, the Borrower, the Agents, and as set forth in an administrative questionnaire delivered to the Administrative Agent in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto:

the Borrower:	Horizon Lines Alaska Vessels, LLC
c/o Horizon Lines, Inc.
4064 Colony Road, Suite 200
Charlotte, NC 28211

Attn: Michael T. Avara

Facsimile: (704) 973-7034

with a copy to (which shall not constitute notice):

Kirkland & Ellis LLP601 Lexington Avenue
New York, NY 10022
Attn: Yongjin Im, Esq.
Facsimile: (212) 446-6460

Administrative Agent, Collateral Agent or Ship Mortgage Trustee:

U.S. Bank Corporate Trust Services

214 N. Tryon Street, 26th Floor

Charlotte, NC 28202

Attn: CDO Trust Services / James Hanley

Facsimile: (302) 576-3717

with copy to (which shall not constitute notice):

Pillsbury Winthrop Shaw Pittman LLP

1540 Broadway

New York, New York 10036

Attn: Bart Pisella, Esq.

Timothy P. Kober, Esq.

Facsimile: (212) 881-9368

provided that any notice, request or demand to or upon the Agents, the Lenders, or the Loan Parties shall not be effective until received.

Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Agents; provided that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the Agents and the applicable Lender. Each of the Agents may, in their discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

For the avoidance of doubt, no notice to any Agent, any Lender or the Ship Mortgage Trustee hereunder, including pursuant to Section 9.20, shall limit the rights of any Agent, any Lender or the Ship Mortgage Trustee against any Horizon Party under the Horizon Party Agreement or any agreements assigned as Collateral under any Loan Document, including, without limitation, any Vessel Transaction Document.

9.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of any Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents or Transaction Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

9.4 Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.

9.5 Payment of Expenses; Indemnification; Limitation of Liability. (a) The Borrower agrees (i) to pay or reimburse each Agent and the initial Lenders for all their respective reasonable and documented out-of-pocket costs and expenses incurred in connection with their diligence (including insurance advisers, vessel surveyors, and quality of earnings advisers) relating to the Facility, development, preparation, execution and delivery of this Agreement and the other Loan Documents and Transaction Documents and any other documents prepared in connection herewith or therewith and any amendment, supplement or modification thereto, and, as to the Agents only, the administration of the transactions contemplated hereby and thereby, including, without limitation, the charges of electronic loan administration platforms and the reasonable and documented out-of-pocket fees and disbursements and other charges of counsel to the Agents (including one primary counsel and such local or special counsel (including Alaska counsel and maritime counsel) as the Agents may reasonably require in connection with collateral matters, but no more than one such counsel in any jurisdiction and, in the case of an actual or perceived conflict, one additional counsel for each such affected person) in connection with all of the foregoing, (ii) to pay or reimburse each Lender and the Agents for all their reasonable and documented out-of-pocket costs and expenses incurred in connection with the enforcement of any rights under this Agreement and the other Loan Documents and Transaction Documents including, without limitation, the reasonable and documented out-of-pocket fees and disbursements of one primary counsel and such local or special counsel (including Alaska counsel and maritime counsel) as the Lenders and Agents may reasonably require in connection with collateral matters, but no more than one such counsel in any jurisdiction and, in the case of an actual or perceived conflict, one additional counsel for each such affected person (excluding the allocated fees and expenses of in-house counsel and allocation of corporate overhead) in connection with enforcement proceedings, (iii) without duplication of any amount paid pursuant to Section 2.10(b), to pay, indemnify, or reimburse each Lender and the Agents for, and hold each Lender and the Agents harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other similar taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents, the Transaction Documents and any such other documents and (iv) to pay, indemnify or reimburse each Lender, each Agent, the Lead Arrangers and their respective affiliates, and their respective officers, directors, trustees, employees, advisors, agents and controlling Persons (each, an “Indemnitee”) for, and hold each Indemnitee harmless from and against any and all other liabilities, obligations, losses, damages, penalties, costs, expenses or disbursements (but in any event excluding lost profits or credit losses under this Agreement or any other Loan Document) arising out of any actions, judgments or suits of any kind or nature whatsoever, arising out of or in connection with any claim, action or proceeding relating to or otherwise with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and the Transaction Documents, including, without limitation, any of the foregoing relating to the use of proceeds of the Loans or the violation of, noncompliance with or liability under, any Environmental Law applicable to, or any Environmental Claims related to, the operations of Holdings SPE, the Borrower, any of its Subsidiaries or any of the Properties and the reasonable and documented out-of-pocket fees and disbursements and other charges of legal counsel (subject to the above limitations) in connection with any such claims, actions or proceedings by any Indemnitee against Holdings SPE or the Borrower hereunder (all the foregoing in this clause (iv), collectively, the “Indemnified Liabilities”); provided that neither Holdings SPE nor the Borrower nor any Guarantor shall have any obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities have resulted from (x) the gross negligence or willful misconduct of such Indemnitee or material breach in bad faith of this Agreement by such Indemnitee, in each case, as determined in a final non-appealable judgment of a court of competent jurisdiction or (y) a breach of the funding obligations of such Indemnitee hereunder. The Borrower shall not be liable for any settlement of any Indemnified Liabilities effected without the Borrower’s written consent (which consent shall not be unreasonably withheld, delayed or conditioned), but if settled with the Borrower’s written consent, or if there is a final judgment against an Indemnitee in any such Indemnified Liabilities, the Borrower agrees to indemnify and hold harmless each Indemnitee in the manner set forth above. All amounts due under this Section shall be payable promptly after receipt of a reasonably detailed invoice therefor. Statements payable by the Borrower pursuant to this Section shall be submitted to the Borrower at the address thereof set forth in Section 9.2, or to such other Person or address as may be hereafter designated by the Borrower in a written notice to the Administrative Agent. The agreements in this Section shall survive repayment of the Obligations and the resignation or removal of any Agent.

(b) Each Loan Party agrees that no Indemnitee shall have any liability (whether in contract, tort or otherwise) to any Loan Party or any of their respective equity holders or creditors for or in connection with the Transactions and in the other Loan Documents and the Transaction Documents, except to the extent such liability is determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted primarily from such Indemnitee’s gross negligence or willful misconduct; provided that nothing contained in this subsection 9.5(b) shall be construed to release or absolve the Agents or any Lender for liability for breach of its agreements under this Agreement or the other Loan Documents or Transaction Documents. In no event, however, shall any Indemnitee be liable on any theory of liability for any special, indirect, consequential or punitive damages (including, without limitation, any loss of profits, business or anticipated savings). Each party hereto hereby waives, releases and agrees (each for itself and on behalf of its Subsidiaries) not to sue upon any such claim for any special, indirect, consequential or punitive damages, whether or not accrued and whether or not known or suspected to exist in its favor.

(c) In no event shall any Agent-Related Persons have any liability to any Loan Party, Lender, or any other person for losses, claims, damages, liabilities or expenses of any kind including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort or contract or otherwise) arising out of any loan party or any Agent-Related Person’s transmission of approved electronic communications through the internet or any use of any E-System, except to the extent such liability of any Agent-Related Person is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted primarily from such Agent-Related Person’s gross negligence or willful misconduct.

9.6 Successors and Assigns; Participations and Assignments. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.

(b) (i) Subject to the conditions set forth in paragraphs (b)(ii) and (c) below and compliance with any applicable securities laws, any Lender may assign to one or more assignees other than Parent or any of its Subsidiaries or Affiliates (each, an “Assignee”), all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A) the Borrower; provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund (as defined below) or, if any Event of Default has occurred and is continuing, any other Person; provided, further, that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 5 Business Days after having received notice thereof; and provided, further, unless a Specified Default or an Event Default under Section 7.1 (other than a default under Section 7.1(b), Section 7.1(c) or Section 7.1(d) which is both (a) not a default under Section 6.1 or a default in an obligation to grant or perfect Liens on the Collateral, or a default adversely affecting the ability of the Loan Parties to repay any of the Obligations and (b) capable of remedy or cure and not more than 10 days have passed after such default became an Event of Default), without the consent of the Borrower, no assignment may be made to (i) any Person engaged in the transportation of cargo by vessel in the U.S. coastwise or foreign trade at the time of proposed assignment (or any Affiliate of any such Person, other than any such Affiliate that is not known by the relevant assignor, after due inquiry by such assignor (which may be limited to receiving a representation from the assignee for the benefit of the Borrower), to be such an Affiliate), or (ii) any Disqualified Person; and

(B) Any such assignment by any Lender need not be ratable as among the Facility.

     (ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans under the Facility, the amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of (I) the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or (II) if earlier, the “trade date” (if any) specified in such Assignment and Assumption) shall not be less than $1,000,000, unless the Borrower and the Administrative Agent otherwise consent; provided that (1) no such consent of the Borrower shall be required if an Event of Default under Section 7.1(a) or Section 7.1(f) has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its Affiliates or Approved Funds, if any;

(B) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 (which shall not be payable by Holdings SPE or any of its Affiliates); provided that only one such fee shall be payable in the case of contemporaneous assignments to or by two or more related Approved Funds; and

(C) the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire.

For the purposes of this Section, “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) (i) an entity or an Affiliate of an entity that administers or manages a Lender or (ii) an entity or an Affiliate of an entity that is the investment advisor to a Lender.

     (iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) below, from and after the effective date specified in each Assignment and Assumption the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 2.10 and Section 9.5(a)). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section shall be treated for purposes of this Agreement as null and void ab initio.

     (iv) The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall establish and maintain at its address referred to in Section 9.2 (or at such other address as the Administrative Agent may notify the Borrower) (A) a record of ownership (the “Register”) in which the Administrative Agent agrees to register by book entry the interests (including any rights to receive payment hereunder) of the Administrative Agent and each Lender in the Obligations, each of their obligations under this Agreement to participate in each Loan and any assignment of any such interest, obligation or right and (B) accounts in the applicable Register in accordance with its usual practice in which it shall record (1) the names and addresses of the Lenders (and each change thereto pursuant to Section 9.6), (2) the Commitments of each applicable Lender, (3) the amount of each Loan and each funding of any participation described in clause (A) above, (4) the amount of any principal or interest due and payable or paid with respect to Loans recorded in the applicable Register, and (5) any other payment received by the Administrative Agent from the Borrower and its application to the Obligations.

     (v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Assignee, the Assignee’s completed administrative questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) Any Lender may, without the consent of the Borrower or the Administrative Agent sell participations to one or more banks or other entities (a “Participant”), but in any event not to include Parent or its Affiliates, in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly and adversely affected thereby pursuant to the proviso to the second sentence of Section 9.1 and (2) directly affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Section 2.10 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. Each Lender having sold a participation shall maintain a register on which it records the name and address of each Participant and the amounts of such Participant’s participation interest in the Loan and/or the Commitment.

     (i) A Participant shall not be entitled to receive any greater payment under Section 2.10 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant except to the extent such entitlement to receive any greater payment results from a change in law that occurs after the Participant acquired the applicable Participation or, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent to such greater amounts. No Participant shall be entitled to the benefits of Section 2.10 unless such Participant complies with Section 2.10(c), as (and to the extent) applicable, as if such Participant were a Lender.

     (ii) Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(d) Any Lender may, without the consent of or notice to the Administrative Agent or the Borrower, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to (i) a Federal Reserve Bank or (ii) any holder of, or trustee for the benefit of the holders of, such Lender’s Capital Stock, voting trust certificates, bonds, debentures, instruments and other evidence of Indebtedness, and all warrants, options and other rights to acquire the foregoing, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto. The Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in this paragraph (d).

9.7 Adjustments; Set-off. (a) Except to the extent that this Agreement provides for payments to be allocated to a particular Lender, if any Lender (a “Benefited Lender”) shall at any time receive any payment of all or part of the Obligations owing to it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by setoff, pursuant to events or proceedings of the nature referred to in Section 7.1(f), or otherwise), other than in connection with assignments hereunder, in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender’s Obligations, such Benefited Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender’s Obligations, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b) In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise) after the expiration of any cure or grace periods, to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final but excluding trust accounts, employee benefit accounts, payroll, petty cash, tax and withholding accounts and the like), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrower. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such setoff and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such setoff and application.

9.8 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement or Lender Addendum by facsimile transmission or by electronic mail in “portable document format” shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

9.9 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

9.10 Integration. This Agreement and the other Loan Documents and the Disqualified Person Letter represent the entire agreement of the Loan Parties, the Borrower, the Agents and the Lenders with respect to the subject matter hereof and thereof.

9.11 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

9.12 Submission to Jurisdiction; Waivers. Each party hereto hereby irrevocably and unconditionally:

(a) submits to the exclusive jurisdiction of the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof over any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or tort or otherwise in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable Law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Nothing in this Agreement or in any other Loan Document or Transaction Document shall affect any right that the Administrative Agent, the Collateral Agent, or any Lender may otherwise have to bring any action or proceeding relating to Collateral in the courts of any applicable jurisdiction;

(b) waives, to the fullest extent permitted by applicable Law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (a) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to it at its address set forth in Section 9.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

9.13 Acknowledgments. Each Loan Party hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents and Transaction Documents;

(b) (i) neither the Agents nor any Lender has any fiduciary relationship with or duty to any Loan Party arising out of or in connection with this Agreement or any of the other Loan Documents or Transaction Documents; (ii) the relationship between the Agents and Lenders, on one hand, and each Loan Party, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and (iii) it hereby waives, to the fullest extent permitted by applicable law, any claims it may have against any Agent or Lender in respect of any agency or fiduciary relationship; and

(c) no joint venture is created hereby or by the other Loan Documents or Transactions Documents or otherwise exists by virtue of the Transactions among the Lenders or the Loan Parties and the Lenders.

9.14 Confidentiality. The Agents and the Lenders agree to treat any and all information, regardless of the medium or form of communication, that is disclosed, provided or furnished, directly or indirectly, by or on behalf of Holdings SPE or any of its affiliates, whether in writing, orally, by observation or otherwise and whether furnished before or after the Closing Date (“Confidential Information”), strictly confidential and not to use Confidential Information for any purpose other than evaluating the Transactions and negotiating, making available, syndicating and administering this Agreement (the “Agreed Purposes”). Without limiting the foregoing, each Agent and each Lender agrees to maintain the confidentiality of all Confidential Information, and each Agent and each Lender agrees not to disclose Confidential Information, at any time, in any manner whatsoever, directly or indirectly, to any other Person whomsoever, except (1) to its directors, officers, employees, counsel, trustees and other advisors (collectively, the “Representatives”) on a confidential basis, to the extent necessary to permit such Representatives to assist in connection with the Agreed Purposes, (2) to prospective Lenders and participants in connection with the syndication (including secondary trading) of the Facility and Commitments and Loans hereunder, in each case who are informed of the confidential nature of the information and agree to observe and be bound by customary confidentiality terms, (3) upon the request or demand of any Governmental Authority having or purporting to have jurisdiction over it, (4) in response to any order of any Governmental Authority or as may otherwise be required pursuant to any Requirement of Law (in the case contemplated in clauses (3) and (4) herein, to the extent it is practicable to do so and to the extent not prohibited by law, each Agent and each Lender agree to inform the Borrower of such disclosure promptly in advance thereof), (5) in connection with any litigation or similar proceeding relating to the Facility, (6) that has been publicly disclosed other than in breach of this Section, (7) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender, (8) to the extent necessary or customary for inclusion in league table measurements, or (9) to the extent reasonably required or necessary, in connection with the exercise of any remedy under the Loan Documents.

9.15 Release of Collateral and Guarantee Obligations. (a) Notwithstanding anything to the contrary contained herein or in any other Loan Document or Transaction Document, in connection with any Disposition of Property permitted by the Loan Documents or permitted by the Required Lenders, (i) the security interest in any Collateral being Disposed of in such Disposition shall be automatically released to the extent that such Disposition does not (x) pertain to any Acquired Vessel, or the Capital Stock of the Borrower or Land Use SPE or other Collateral in the possession of the Collateral Agent or (y) involve the termination of any financing statement or mortgage in favor of the Collateral Agent on behalf of the Secured Parties and (ii) upon the written request of the Borrower (which shall contain a certification that the Collateral Disposed of was Disposed of in compliance with the applicable provisions of this Agreement), the Collateral Agent shall take such actions as shall be requested by the Borrower to release its security interest in any Collateral being Disposed of in such Disposition to permit the Disposition in accordance with the Loan Documents. Any representation, warranty or covenant contained in any Loan Document or Transaction Document relating to any such Property so Disposed of (other than Property Disposed of to the Borrower or any of its Subsidiaries) shall no longer be deemed to be repeated once such Property is so Disposed of.

(b) Notwithstanding anything to the contrary contained herein or any other Loan Document or Transaction Document, when all Obligations (other than any contingent or indemnification obligations not then asserted or due) have been paid in full and all Commitments have terminated or expired, the security interest in the applicable Security Document shall be automatically released and, upon written request of the Borrower, the Collateral Agent shall take such actions as shall be required to evidence the release of its security interest in all Collateral, and the release of all Guarantee Obligations under any Loan Document, whether or not on the date of such release there may be contingent or indemnification obligations not then asserted or due. Any such release of Guarantee Obligations shall be deemed subject to the provision that such Guarantee Obligations shall be reinstated if after such release any portion of any payment in respect of the Obligations guaranteed thereby shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payment had not been made.

9.16 Accounting Changes. In the event that any Accounting Change (as defined below) shall occur and such change results in a change in the method of calculation of the financial ratios, standards or terms in this Agreement, if the Borrower or Required Lenders shall so request, then the Borrower and the Lenders agree to enter into negotiations in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Changes with the desired result that the criteria for evaluating the Financial Covenant shall be the same after such Accounting Changes as if such Accounting Changes had not been made. Until such time as such an amendment shall have been executed and delivered by the Loan Parties, the Agents and the Required Lenders, the Financial Covenant shall continue to be calculated or construed as if such Accounting Changes had not occurred. “Accounting Changes” refers to changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC. Notwithstanding anything in this Agreement to the contrary, any change in GAAP occurring after December 31, 2012 that would require operating leases to be treated similarly to capital leases shall not be given effect in the definition of Indebtedness or any related definitions or in the computation of any financial ratio or requirement.

9.17 WAIVERS OF JURY TRIAL. EACH OF THE LOAN PARTIES, THE BORROWER, THE AGENTS AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR TRANSACTION DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

9.18 USA PATRIOT ACT.

Each Lender hereby notifies the Loan Parties that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of the Loan Parties and other information that will allow such Lender to identify the Loan Parties in accordance with the PATRIOT Act.

9.19 Delivery of Lender Addenda. Each Lender (other than any Lender whose name appears on the signature pages to this Agreement) shall become a party to this Agreement by delivering to the Agents a Lender Addendum duly executed by such Lender.

9.20 Non-Recourse Debt Notice. Each Agent and each Lender hereby acknowledge that it has been notified in writing that (a) it will not, pursuant to the Loans or the other Obligations, have any recourse to the stock or assets of Parent or any of its “Restricted Subsidiaries” (other than the “Equity Interests” of an “Unrestricted Subsidiary”) (such defined terms in quotes being used herein as defined in the Indentures and the indenture pursuant to which the Convertible Notes were issued) and (b) the Loans and the Obligations are “Non-Recourse Debt” as defined in the Indentures and the indenture pursuant to which the Convertible Notes were issued.

9.21 Credit Agreement Controls. In the event of a conflict or inconsistency between (a) the terms and provisions of this Agreement (on the one hand) and (b) the terms and provisions of the other Loan Documents (on the other hand), the terms and provisions of this Agreement shall govern.

9.22 Notice of Statutory Rights. The Land Use SPE is personally obligated and fully liable for the amount due under this Agreement. The Agent has the right to sue the Land Use SPE under this Agreement and obtain a personal judgment against the Land Use SPE for the satisfaction of the amounts due, either before or after a judicial foreclosure of the deed of trust which is security for this Agreement under A.S. §§09.45.170-09.45.220. Land Use SPE is also obligated as a guarantor of the Obligations and the Agent has the right to sue it and obtain a personal judgment against the Land Use SPE for the satisfaction of the amounts due, either before or after a judicial foreclosure of the deed of trust which is security for the obligations of the Land Use SPE under such guarantee under A.S. §§09.45.170-09.45.220.

9.23 Non-Petition. (a) (a) Holdings SPE hereby covenants and agrees that, prior to the date which is one year and one day after the payment in full of the Loan or other indebtedness of the Borrower hereunder (other than Unasserted Obligations), it will not (x) institute against, co-operate with, encourage, acquiesce, cause, collude or join with any other Person in instituting against, the Borrower or Land Use SPE any bankruptcy, arrangement, reorganization, insolvency, examination, or liquidation proceedings or other similar proceedings, under the federal laws of the United States of America, the laws of Delaware or the laws of any other jurisdiction with authority over the Borrower or Land Use SPE or (y) admit, in writing, its insolvency or inability to pay its debts as they become due.

(b) Land Use SPE hereby covenants and agrees that, prior to the date which is one year and one day after the payment in full of the Loan or other indebtedness of the Borrower hereunder (other than Unasserted Obligations), it will not institute against, co-operate with, encourage or join with any other Person in instituting against, the Borrower or Holdings SPE any bankruptcy, arrangement, reorganization, insolvency, examination, or liquidation proceedings or other similar proceedings, under the federal laws of the United States of America, the laws of Delaware or the laws of any other jurisdiction with authority over the Borrower or Holdings SPE.

(c) Borrower hereby covenants and agrees that, prior to the date which is one year and one day after the payment in full of the Loan or other indebtedness of the Borrower hereunder (other than Unasserted Obligations), it will not institute against, co-operate with, encourage or join with any other Person in instituting against, Holdings SPE or Land Use SPE any bankruptcy, arrangement, reorganization, insolvency, examination, or liquidation proceedings or other similar proceedings, under the federal laws of the United States of America, the laws of Delaware or the laws of any other jurisdiction with authority over Holdings SPE or Land Use SPE.

(d) The provisions of this Section 9.23 shall survive the termination of this Agreement.

9.24 Modifications to Bareboat Charter. The Agents and the Lenders acknowledge and agree, for the benefit of the Vessel Lessee, that during any period that the Vessel Lessee is not an Affiliate of the Borrower, any amendment, supplement, or other modification of this Agreement, the Vessel Mortgage or any other Loan Documents that is in any manner adverse or could be in any manner adverse to the interests of the Vessel Lessee in any material respect shall require the prior written consent of the Vessel Lessee, which shall not be unreasonably withheld, conditioned or delayed.

SECTION 10.SHIP MORTGAGE TRUSTEES, SHIP MORTGAGE TRUST

10.1 Appointment and Authority.

(a) Each of the Lenders, Administrative Agent and Secured Parties hereby irrevocably appoints U.S. Bank National Association, and any other financial institution selected by the Administrative Agent, to act on its behalf as a ship mortgage trustee (with their respective successors, individually a “Ship Mortgage Trustee” and collectively the “Ship Mortgage Trustees”) hereunder and under the other Loan Documents and Transaction Documents and authorizes any such Ship Mortgage Trustee to take such actions on its behalf and to exercise such powers as are expressly delegated to such Ship Mortgage Trustee by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Section 10 are solely for the benefit of any Ship Mortgage Trustee, the Lenders and Secured Parties, and neither Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.

(b) Notwithstanding anything herein or in any other Loan Document or Transaction Document to the contrary, the Ship Mortgage Trustees shall not be required to act except upon receipt of written instructions from the Administrative Agent in accordance with this Section 10.

(c) Each of the Lenders, Administrative Agent and Secured Parties authorizes any Ship Mortgage Trustee, to act on its behalf and for its benefit, to enter into each of the Vessel Fleet Mortgages and Assignment of Insurances (collectively, the “Ship Trust Documents”) and related documents as Ship Mortgage Trustee, and each of the Lenders, Administrative Agent and Secured Parties agree to be bound by the terms of each such Ship Trust Document; provided that any Ship Mortgage Trustee shall not (i) enter into or consent to any material amendment, modification, termination or waiver of any provision contained in such Ship Trust Document or (ii) release any Collateral (except as otherwise expressly permitted or required pursuant to the terms of this Agreement or the applicable Security Document), in each case without the prior written instructions of the Administrative Agent.

10.2 Exculpatory Provisions.

(a) No Ship Mortgage Trustee shall have any duties or obligations except those expressly set forth herein or in the Ship Trust Documents to which an applicable Ship Mortgage Trustee is party. Without limiting the generality of the foregoing, no Ship Mortgage Trustee:

(i) shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(ii) shall have any duty to take any discretionary action or exercise any discretionary powers, except rights and powers that such Ship Mortgage Trustee is required to exercise as directed in writing by the Administrative Agent; provided that no Ship Mortgage Trustee shall be required to take any action that, in its opinion or the opinion of its counsel, may expose such Ship Mortgage Trustee to liability, absent an indemnification provided pursuant to Section 10.17, or that is contrary to any Loan Document or Transaction Document or applicable Requirements of Law;

(iii) shall have any duty (a) to provide for any submission, filing, recording, or depositing of the Vessel Mortgages or related documents or any amendment thereof, (b) to effect or maintain any insurance on the Vessels, (c) to provide for the payment or discharge of any tax, assessment, or other governmental charge or any Lien owing with respect to, assessed or levied against, any part of a Trust Estate (as defined in Section 10.7), (d) to confirm or verify any notices or reports of Borrower or any of its Affiliates thereof other than promptly upon receipt to furnish Administrative Agent on behalf of the Lenders with a copy of each notice or report furnished to such Ship Mortgage Trustee by Borrower or any of its Affiliates thereof pursuant to the Vessel Mortgages and not also addressed to Administrative Agent or the Lenders directly or (e) to inspect the Vessels or ascertain or inquire as to the performance or observance of the covenants of any Loan Party, any ship-owner, or any Affiliate thereof under any Vessel Mortgage;

(iv) shall have to make any representation or warranty as to, and shall have no responsibility, except as set forth in Section 10.13, in respect of, any insurance in respect of the Trust Estate; and

(v) shall, except as expressly set forth herein, have any duty to disclose, and shall not be liable, except as set forth in Section 10.13, for the failure to disclose, any information relating to Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as such Ship Mortgage Trustee or any of its Affiliates in any capacity.

(b) No Ship Mortgage Trustee shall be liable, except as set forth in Section 10.13, for any action taken or not taken by it with the consent or at the request of the Administrative Agent (or as such Ship Mortgage Trustee shall believe in good faith shall be necessary, under the circumstances as provided in Section 10.15). No Ship Mortgage Trustee shall be deemed to have knowledge of any Default unless and until written notice describing such Default is given to such Ship Mortgage Trustee by the Borrower, a Lender or Secured Party.

(c) No Ship Mortgage Trustee shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document or Transaction Document, (ii) the contents of any statement, certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document, any Transaction Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Section 4 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to such Ship Mortgage Trustee. Without limiting the generality of the foregoing, the use of the term “trustee” in this Agreement with reference to the Ship Mortgage Trustee is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom and is intended to create or reflect only an administrative and ministerial relationship between independent contracting parties.

10.3 Reliance by Ship Mortgage Trustees. Each Ship Mortgage Trustee shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Each Ship Mortgage Trustee also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. Each Ship Mortgage Trustee may consult with legal counsel (who may be counsel for the Lenders), independent accountants and other experts selected by it, and shall be entitled to rely upon the advice of any such counsel, accountants or experts and shall not be liable for any action taken or not taken by it in accordance with such advice.

10.4 Delegation of Duties. Each Ship Mortgage Trustee may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document or Transaction Document by or through, or delegate any and all such rights and powers to, any one or more sub-agents, co-agents, sub-trustees or co-trustees appointed by such Ship Mortgage Trustee, including a sub-agent, co-agent, sub-trustee or co-trustee which is a non-U.S. affiliate of such Ship Mortgage Trustee. Each Ship Mortgage Trustee and any such sub-agent, co-agent, sub-trustee or co-trustee may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Section 10 shall apply to any such sub-agent, co-agent, sub-trustee or co-trustee and to the Related Parties of each Ship Mortgage Trustee and any such sub-agent, co-agent, sub-trustee or co-trustee, and shall apply to their respective activities as Ship Mortgage Trustee. In case any sub-agent, co-agent, sub-trustee or co-trustee shall die, become incapable of acting, resign or be removed, the title to such applicable Trust Estate and all rights and duties of such sub-agent, co-agent, sub-trustee or co-trustee shall, so far as permitted by Requirements of Law, vest in and be exercised by the Ship Mortgage Trustee having appointed such sub-agent, co-agent, sub-trustee or co-trustee, without the appointment of a successor to such sub-agent, co-agent, sub-trustee or co-trustee.

10.5 Resignation of a Ship Mortgage Trustee. Each Ship Mortgage Trustee may at any time give notice of its resignation to the Lenders, the Administrative Agent, Secured Parties and the Borrower. Upon receipt of any such notice of resignation, the Administrative Agent shall have the right to appoint a successor, which shall be a financial institution with an office in the United States, or an Affiliate of any such financial institution with an office in the United States. If no such successor shall have been so appointed by the Administrative Agent and shall have accepted such appointment within 30 days after the retiring Ship Mortgage Trustee gives notice of its resignation, then the retiring Ship Mortgage Trustee may on behalf of the Lenders, the Administrative Agent and Secured Parties, appoint a successor Ship Mortgage Trustee meeting the qualifications set forth above; provided that if such Ship Mortgage Trustee shall notify the Administrative Agent, the Lenders and Borrower that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Ship Mortgage Trustee shall be discharged from its duties and obligations hereunder and under the other Loan Documents and Transaction Documents (except that in the case of any collateral security held by the retiring Ship Mortgage Trustee on behalf of the Lenders or Secured Parties under any of the Loan Documents, the retiring Ship Mortgage Trustee shall continue to hold such collateral security as nominee until such time as a successor Ship Mortgage Trustee is appointed) and all necessary steps to transfer such collateral security have been taken and (2) all payments, communications and determinations provided to be made by, to or through such Ship Mortgage Trustee shall instead be made by or to the Administrative Agent, until such time as the Administrative Agent appoints a successor Ship Mortgage Trustee as provided for above in this paragraph. Upon the acceptance of a successor’s appointment as Ship Mortgage Trustee hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Ship Mortgage Trustee, and the retiring Ship Mortgage Trustee shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents or Transaction Documents (if not already discharged therefrom as provided above in this paragraph). The fees payable by Borrower to a successor Ship Mortgage Trustee shall be the same as those payable to its predecessor unless otherwise agreed between Borrower and such successor. After the retiring Ship Mortgage Trustee’s resignation hereunder and under the other Loan Documents and Transaction Documents, the provisions of Section 9 and this Section 10 shall continue in effect for the benefit of such retiring Ship Mortgage Trustee, its sub-agents, co-agents, sub-trustees or co-trustees and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Ship Mortgage Trustee was acting as Ship Mortgage Trustee. In addition, the Required Lenders may instruct the Ship Mortgage Trustee to resign upon 30 days’ written notice to the Borrower and the Ship Mortgage Trustee and shall specify in such notice a successor Ship Mortgage Trustee (which successor shall be subject to the consent of the Borrower at all times other than during the existence of an Event of Default (which consent shall not be unreasonably withheld or delayed)). Upon the acceptance of a successor’s appointment as Ship Mortgage Trustee hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Ship Mortgage Trustee, and the retiring Ship Mortgage Trustee shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents or Transaction Documents. The fees payable by the Borrower to a successor Ship Mortgage Trustee shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Ship Mortgage Trustee’s resignation hereunder and under the other Loan Documents and Transaction Documents, the provisions of this Section and Section 10.2 shall continue in effect for the benefit of such retiring Ship Mortgage Trustee, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Ship Mortgage Trustee was acting as Ship Mortgage Trustee.

10.6 Non-Reliance on Mortgage Vessel Trustee. Each Lender acknowledges that it has, independently and without reliance upon any Ship Mortgage Trustee and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon any Ship Mortgage Trustee and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document, any Transaction Documents or any related agreement or any document furnished hereunder or thereunder.

10.7 Establishment of Trust.

(a) Pursuant to Section 10.1, the Ship Mortgage Trustees have been appointed to hold the Vessel Mortgages as secured party, for the benefit of the Secured Parties in a trust or trusts (as determined by the initial Lenders). The trust or trusts hereby created (individually, a “Trust” and, collectively, the “Trusts”) shall consist of the Ship Trust Documents (individually a “Trust Estate” and, collectively, the “Trust Estates”). The Ship Mortgage Trustees hereby declare that they will hold their respective Trust Estate for the benefit of the Secured Parties.

(b) Each Lender’s interest in the Trust Estates will equal its pro rata share of the Lenders’ aggregate interest in the respective Trust Estates at any given time (as determined by the Administrative Agent). If a Lender assigns all or any portion of its interest under this Agreement to any other Person, the assigning Lender will be deemed to have simultaneously assigned to such Person a proportionate part of the assigning Lender’s rights and interests under the Trusts. The Ship Mortgage Trustees shall have the power to receive, hold, administer and enforce the Ship Trust Documents for the benefit of the Lenders, in accordance with this Section 10.

(c) The Ship Mortgage Trustees accept their respective Trusts and agree to perform the same but only upon the express terms of this Section 10 and no implied duties or obligations shall be read into this Agreement. The Ship Mortgage Trustees’ duties under this Agreement are expressly limited to their respective Trust Estates and do not extend to any other aspect of the other Transactions.

10.8 Application of Proceeds of Trust Estate(s). All moneys received by the Ship Mortgage Trustees in respect of their Trust Estates will be applied in accordance with Section 2.9(g). The applicable Ship Mortgage Trustee is under no obligation to invest, but shall segregate, moneys received by such Ship Mortgage Trustee in respect of the applicable Trust Estate. The Ship Mortgage Trustees have no obligation to advance their own funds or assume personal liability in connection with taking, or refraining to take, any actions pursuant to this Agreement or any of the Ship Trust Documents.

10.9 Limited Capacity. In accepting their respective Trusts, the Ship Mortgage Trustees act solely as Ship Mortgage Trustee hereunder and not in their respective individual capacities, and all Persons having any claim against a Ship Mortgage Trustee by reason of any transaction contemplated hereby shall look only to the applicable Trust Estates for payment or satisfaction thereof, except as may be otherwise expressly provided herein and as set forth in Section 10.13.

10.10 Ship Mortgage Trustee’s Actions.

(a) The Ship Mortgage Trustees shall have the absolute right, but no obligation, acting independently, to take any action and to exercise any right, remedy, power or privilege expressly conferred upon the Ship Mortgage Trustees hereunder; and any action taken by a Ship Mortgage Trustee from time to time serving hereunder shall be binding upon such Ship Mortgage Trustee, and no Person dealing with a Ship Mortgage Trustee from time to time serving hereunder shall be obligated to confirm the power and authority of such Ship Mortgage Trustee to act.

(b) Without limiting the generality of the foregoing, any assignment, sale, transfer or other conveyance by a Ship Mortgage Trustee of an interest of such Ship Mortgage Trustee in any security interest in any Vessel made pursuant to the terms of this Agreement or the Ship Trust Documents or any proceeds of any thereof shall bind the Lenders and shall be effective to transfer or convey all right, title and interest of such Ship Mortgage Trustee and Lenders therein. No purchaser or other grantee shall be required to inquire as to the authorization, necessity, expediency or regularity of the application of any sale or other proceeds with respect thereto by such Ship Mortgage Trustee.

10.11 Irrevocability, Termination. The Trusts are hereby declared to be irrevocable, provided however that all Trusts shall terminate upon the earlier of (i) the date when all Obligations (other than contingent Obligations in respect of which no claim has been made) have been paid in full, (ii) written notification by the Administrative Agent to the Ship Mortgage Trustee of termination of any Trust, and (iii) at the expiration of 21 years after the date of the death of the last of the descendants of Joseph P. Kennedy, late ambassador of the United States of America to the Court of St. James, alive on the date first above written. Termination, in the circumstances contemplated by this Section 10.11, shall be accomplished by a notice of termination given by the Administrative Agent to the Ship Mortgage Trustees. Each Trust Estate shall terminate, cease and determine upon the lawful transfer, release or discharge of the Vessel Mortgages and all other things of value held in such Trust Estate.

10.12 No Waiver. No provision of this Section 10 or any action taken pursuant thereto shall be considered to be a waiver of the preferred status of the Vessel Mortgages or any applicable Requirements of Law pertaining to the Vessel Mortgages, and any such provision of this Agreement or any action taken pursuant thereto so determined shall be null and void.

10.13 Nature of Duties.

(a) The Ship Mortgage Trustees shall have no duties or responsibilities except those expressly set forth in this Agreement or in the Ship Trust Documents to which an applicable Ship Mortgage Trustee is party and no other duties and responsibilities shall be implied by this Agreement or any other Loan Document or Transaction Document.

(b) The Ship Mortgage Trustees shall not be liable for any action taken or omitted by them as such under or in connection with this Agreement, except to the extent resulting from their gross negligence, willful misconduct or grossly negligent or willful breach of their obligations hereunder or under a Ship Trust Document to which an applicable Ship Mortgage Trustee is party. The duties of the Ship Mortgage Trustees shall be mechanical and administrative in nature.

(c) The Ship Mortgage Trustees make no representation and assume no responsibility as to the sufficiency or validity of the Collateral. Without limiting the generality of the foregoing sentence, the Ship Mortgage Trustees make no representation or warranty as to, and shall have no responsibility in respect of, the value, condition or fitness for use of the Vessels, the title of the Vessels or the validity, sufficiency, legality or enforceability of the Vessel Mortgages, the correctness of any statement contained therein or any insurance in respect of the Vessels. The Ship Mortgage Trustees shall not be responsible for the effectiveness, enforceability, validity or due execution of any Loan Document or Transaction Document nor for the creation, perfection or priority of any Liens purported to be created thereby. The Ship Mortgage Trustees shall not have any duty or obligation to manage, make any payment with respect to, register, record, sell, dispose of, or otherwise deal with the Trust Estates, or to otherwise take or refrain from taking any action under, or in connection with, any document contemplated hereby to which the Ship Mortgage Trustees are a party, except in accordance with the express provisions of this Agreement, the Ship Trust Documents, or the written instructions of the Administrative Agent pursuant to Section 10.15.

10.14 Segregation of Monies, No Interest. Monies received by a Ship Mortgage Trustee on behalf of their respective Trust shall be segregated from all other funds of such Ship Mortgage Trustee. Such Ship Mortgage Trustee shall not be liable for any interest thereon, except as may be expressly agreed to by such Ship Mortgage Trustee in writing.

10.15 Action upon Instructions, Request for Instructions.

(a) The Administrative Agent may by written instruction direct a Ship Mortgage Trustee in the management of its respective Trust and any matter affecting such Trust Estate.

(b) Notwithstanding the foregoing, a Ship Mortgage Trustee shall not be required to take any action hereunder or under any other Loan Document or Transaction Document at the request of the Administrative Agent if such Ship Mortgage Trustee shall have reasonably determined, or shall have been advised by counsel, that such action is likely to result in liability on the part of such Ship Mortgage Trustee or is contrary to the terms hereof or of any other Loan Document or Transaction Document or is otherwise contrary to applicable Requirements of Law; provided, that such Ship Mortgage Trustee shall have no obligation to make any such determination.

(c) Whenever a Ship Mortgage Trustee is unable to decide between alternative courses of action permitted or required by the terms of this Agreement or under any other Loan Document or Transaction Document, or if such Ship Mortgage Trustee is unsure as to the application of any provision of this Agreement or any other Loan Document or Transaction Document, or believes any such provision is ambiguous as to its application, or is, or appears to be, in conflict with any other applicable provision, or if this Agreement or any other Loan Document or Transaction Document permits any determination by such Ship Mortgage Trustee or is silent or is incomplete as to the course of action that such Ship Mortgage Trustee is required to take with respect to a particular set of facts, such Ship Mortgage Trustee shall promptly give written notice (in such form as shall be appropriate under the circumstances) to the Administrative Agent requesting instruction as to the course of action to be adopted, and to the extent such Ship Mortgage Trustee acts in good faith in accordance with any written instructions received from the Administrative Agent, such Ship Mortgage Trustee shall not be liable on account of such action to any Person. If such Ship Mortgage Trustee shall not have received appropriate instruction within ten (10) days of such written notice (or such shorter period as reasonably may be specified in such written notice or as may be necessary under the circumstances) it may, but shall be under no duty to, take or refrain from taking such action as it shall deem to be in the best interests of Lenders; and such Ship Mortgage Trustee shall have no liability, except as set forth in Section 10.13, to any Person for such action or inaction.

10.16 Doing Business in Other Jurisdictions. Notwithstanding anything contained herein or elsewhere to the contrary, no Ship Mortgage Trustee shall be required to take any action in any jurisdiction other than in the State of Delaware if the taking of such action will, even after the appointment of a sub-agent, co-agent, sub-trustee or co-trustee in accordance with Section 10.4, (i) require the consent or approval or authorization or order of or the giving of notice to, or the registration with or the taking of any other action in respect of, any state or other governmental authority or agency of any jurisdiction other than the State of Delaware; (ii) result in any fee, tax or other governmental charge under the laws of any jurisdiction other than the State of Delaware becoming payable by a Ship Mortgage Trustee, or (iii) subject a Ship Mortgage Trustee to personal jurisdiction in any jurisdiction other than the State of Delaware for causes of action arising from acts unrelated to the consummation of the transactions by a Ship Mortgage Trustee contemplated hereby.

10.17 Rights, Powers, Litigation, Indemnity. The Ship Mortgage Trustees shall be under no obligation to institute, conduct or defend any litigation under this Agreement or otherwise or in relation to this Agreement or any other Loan Document or Transaction Document, at the request, order or direction of the Required Lenders, unless the Required Lenders shall have offered such Ship Mortgage Trustee security or indemnity satisfactory to it against the costs, expenses and liabilities that may be incurred by such Ship Mortgage Trustee therein or thereby. The right of the Ship Mortgage Trustees to perform any discretionary act enumerated in this Agreement or in any other Loan Document or Transaction Document shall not be construed as a duty, and the Ship Mortgage Trustees shall not be answerable, except as set forth in Section 10.13, to any Lender or other Person for, the performance or nonperformance of any such act.

10.18 Limitation on Damages. In no event shall the Ship Mortgage Trustees be responsible or liable for special, indirect, or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether such Ship Mortgage Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

10.19 Amendments, Modifications, Waivers. Notwithstanding anything herein or elsewhere to the contrary, if a Ship Mortgage Trustee is asked to execute any amendment, modification or waiver to this or any other Loan Document or Transaction Document to which it is a party, or consent to any such amendment, modification or waiver, such Ship Mortgage Trustee shall be entitled to request and conclusively rely upon the written instructions of the Administrative Agent, and shall have no duty or obligation to execute any such amendment, modification or waiver or consent to the same absent receipt of such written instructions. Notwithstanding anything herein or elsewhere to the contrary, no amendment, modification or waiver of this Agreement or any other Loan Document or Transaction Document to which a Ship Mortgage Trustee is a party, in each case that adversely affects a Ship Mortgage Trustee, shall be valid or binding unless the affected Ship Mortgage Trustee has provided its prior written consent thereto.

10.20 No Representations and Warranties by Trustee. NO SHIP MORTGAGE TRUSTEE (i) WILL MAKE AN INSPECTION OF ITS RESPECTIVE TRUST ESTATE OR ANY PART THEREOF, (ii) MAKES OR SHALL BE DEEMED TO HAVE MADE ANY REPRESENTATION OR WARRANTY, EITHER EXPRESS OR IMPLIED, AS TO THE TITLE, CONDITION, VALUE, DESIGN, OPERATION, MERCHANTABILITY OR FITNESS FOR USE FOR ANY PARTICULAR PURPOSE OF ITS RESPECTIVE TRUST ESTATE OR ANY PART THEREOF, AS TO THE QUALITY OF THE MATERIAL OR WORKMANSHIP WITH RESPECT TO ITS RESPECTIVE TRUST ESTATE OR ANY PART THEREOF, AS TO THE ABSENCE OF LATENT OR OTHER DEFECTS WHETHER OR NOT DISCOVERABLE, AS TO THE ABSENCE OF ANY INFRINGEMENT OF ANY PATENT, TRADEMARK OR COPYRIGHT, AS TO THE ABSENCE OF OBLIGATIONS BASED ON STRICT LIABILITY IN TORT OR AS TO TITLE OR ANY OTHER REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, WITH RESPECT TO THE COLLATERAL OR ANY PART THEREOF, OR (iii) MAKES OR SHALL BE DEEMED TO HAVE MADE ANY REPRESENTATION OR WARRANTY AS TO THE VALIDITY, LEGALITY OR ENFORCEABILITY OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR TRANSACTION DOCUMENT TO WHICH SUCH SHIP MORTGAGE TRUSTEE IS A PARTY, OR ANY OTHER DOCUMENT OR INSTRUMENT, OR AS TO THE CORRECTNESS OF ANY STATEMENT CONTAINED IN ANY THEREOF.

10.21 Direction of the Lenders. It is understood and agreed that in each instance in this Section 10 where the Administrative Agent has the right, power or obligation to instruct or direct the Ship Mortgage Trustee, the Administrative Agent shall only do so upon receipt of written instructions from the Required Lenders. It is further understood and agreed that for so long as the Administrative Agent and the Ship Mortgage Trustee are the same entity, the Required Lenders shall have the right, power and obligation to instruct or direct the Ship Mortgage Trustee in place of the Administrative Agent.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

HORIZON LINES ALASKA VESSELS, LLC, as Borrower

By:	/s/ Michael F. Zendan II
Name: Michael F. Zendan II
Title: Vice President, General Counsel and Secretary

HORIZON LINES ALASKA TERMINALS, LLC, as Guarantor

By:	/s/ Michael F. Zendan II
Name: Michael F. Zendan II
Title: Vice President, General Counsel and Secretary

HORIZON LINES MERCHANT VESSELS, LLC, as Guarantor

By:	/s/ Michael F. Zendan II
Name: Michael F. Zendan II
Title: Vice President, General Counsel and Secretary

U.S. BANK NATIONAL ASSOCIATION as the Administrative Agent, Collateral Agent and Ship Mortgage Trustee

By:	/s/ James A. Hanley
Name: James A. Hanley
Title: Vice President

MIDTOWN ACQUISITION, L.P., as a Lender

BY: MIDTOWN ACQUISITIONS GP LLC, ITS GENERAL PARTNER

By:	/s/ Conor Bastable
Name: Conor Bastable
Title: Manager

CASPIAN SELECT CREDIT MASTER FUND, LTD., as a Lender

By:	/s/ Richard D. Holahan Jr.
Name: Richard D. Holahan Jr.
Title: Authorized Signatory

MARINER LDC, as a Lender

By:	/s/ Richard D. Holahan Jr
Name: Richard D. Holahan Jr.
Title: Authorized Signatory

CASPIAN HLSC1 LLC, as a Lender

By:	/s/ Richard D. Holahan Jr
Name: Richard D. Holahan Jr.
Title: Authorized Signatory

CASPIAN SOLITUDE MASTER FUND, L.P., as a Lender

By:	/s/ Richard D. Holahan Jr
Name: Richard D. Holahan Jr.
Title: Authorized Signatory

CASPIAN FOCUSED CREDIT FUND, L.P., as a Lender

By:	/s/ Richard D. Holahan Jr
Name: Richard D. Holahan Jr.
Title: Authorized Signatory

CASPIAN FOCUSED OPPORTUNITIES FUND, L.P., as a Lender

By:	/s/ Richard D. Holahan Jr
Name: Richard D. Holahan Jr.
Title: Authorized Signatory